Exhibit 4.22
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].
DATED 28 MARCH 2018
(1)    C4X DISCOVERY LIMITED
(2)    INDIVIOR UK LIMITED
LICENSE AGREEMENT

CONTENTS

1	CLAUSE	1	DEFINITIONS
2	CLAUSE	2	License AND OTHER COVENANTS
3	CLAUSE	3	REPORTING
4	CLAUSE	4	DEVELOPMENT
5	CLAUSE	5	REGULATORY RESPONSIBILITIES
6	CLAUSE	6	MANUFACTURING
7	CLAUSE	7	COMMERCIALISATION
8	CLAUSE	8	FINANCIAL TERMS
9	CLAUSE	9	PAYMENT TERMS
10	CLAUSE	10	CONFIDENTIALITY, PUBLICITY AND PUBLICATIONS
11	CLAUSE	11	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
12	CLAUSE	12	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
13	CLAUSE	13	INDEMNIFICATION
14	CLAUSE	14	LIABILITY
15	CLAUSE	15	SET-OFF
16	CLAUSE	16	ANTI-BRIBERY
17	CLAUSE	17	TERM
18	CLAUSE	18	TERMINATION
19	CLAUSE	19	EFFECTS OF TERMINATION
20	CLAUSE	20	DISPUTE RESOLUTION
21	CLAUSE	21	INJUNCTIVE RELIEF
22	CLAUSE	22	INSURANCE
23	CLAUSE	23	ENTIRE AGREEMENT
24	CLAUSE	24	FORCE MAJEURE
25	CLAUSE	25	NOTICES
26	CLAUSE	26	INDEPENDENT CONTRACTORS
27	CLAUSE	27	RECORDATION
28	CLAUSE	28	ASSIGNMENT
29	CLAUSE	29	COUNTERPARTS
30	CLAUSE	30	FURTHER ASSURANCE
31	CLAUSE	31	THIRD PARTY RIGHTS
32	CLAUSE	32	SEVERABILITY
33	CLAUSE	33	EXPENSES
34	CLAUSE	34	VARIATION
35	CLAUSE	35	WAIVERS
36	CLAUSE	36	GOVERNING LAW
37	CLAUSE	37	JURISDICTION
SCHEDULES LIST

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) is dated as of 28 March 2018 (the “Effective Date”)
BETWEEN
(1)    C4X DISCOVERY LIMITED, a company incorporated in England and Wales under company number 06324250, whose registered office is at Manchester One, 53 Portland Street, Manchester, M1 3LD ("C4X"), and
(2)    Indivior UK Limited (Co.), a company incorporated in England and Wales under company number 7183451, whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 SUH ("Company"),
each a “Party” and together the “Parties”.
WHEREAS
(A)    C4X, a drug discovery company, owns rights to the Licensed Compounds, including the right to develop, make and sell Licensed Products for use in the Field (each as defined below).
(B)    Company is engaged in the business of, among other things, developing, marketing and distributing pharmaceutical products.
(C)    Company wishes to obtain from C4X an exclusive license to develop, make and sell Licensed Products for use in the Field, and C4X wishes to grant such rights to Company, on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:
1.    CLAUSE 1: DEFINITIONS
1.1    The following terms shall have the following meanings as used in this Agreement:

“505(b)(2) Application"	means a new drug application filed with the FDA pursuant to 21 U.S.C §355(b)(2)(Section 505(b)(2),

"Affiliate"	means, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Party, for the purposes of this definition, “control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity whether through ownership of interests representing equity, securities, or partnership interests, by contract, or otherwise, or (n) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or capital stock or other ownership interest of an entity,

“ANDA"	means an abbreviated new drug application filed with the FDA pursuant to 21 U.S.C § 355(j) and 21 C.F.R § 314.3,

"API"	means an active pharmaceutical ingredient,

"Applicable Law(s)"	means all federal, state, national and local laws, statutes, ordinances, rules, regulations, codes, guidelines as amended, re-enacted or in force from time to time applicable to the particular activities and jurisdictions hereunder, including, as applicable, Bribery Legislation, GOP, GDP, GMP, GLP and the rules and regulations of relevant Governmental Authority having jurisdiction over the Development, Manufacture and/or Commercialisation of the Licensed Products,

"Bi-Annual Report"	means a written report with the contents set out in Schedule 4,

"Bribery Legislation"	means the Bribery Act 2010 and all other applicable UK legislation, regulations and codes in relation to bribery and/or corruption and any similar or equivalent legislation in any other relevant jurisdiction,

"Business Day"	means a day on which banking institutions in London, England and Richmond, Virginia are open for business, excluding any Saturday or Sunday,

"C4X Attorneys"	means HGF Limited, a company registered in England and Wales, under company number 08998652, whose registered office is at 1 City Walk, Leeds, West Yorkshire, LS11 9DX,

"C4X Indemnitees"	shall have the meaning set out in Clause 13.1,

"C4X Know-How"	means all Know-How (including the Data) Controlled by C4X as of the Effective Date that is reasonably necessary or useful to develop, make or use Licensed Compounds or to Develop, Manufacture, Commercialise, use, import, offer to sell or sell Licensed Products in the Field,

"C4X Patents"
means all Patents Controlled by C4X or its Affiliate(s) at any time during the Term that claim the composition, Development, Manufacture, Commercialisation or use of Licensed Compounds and/or Licensed Products, including, but not limited to, those specifically listed in Schedule 1 For the avoidance of doubt, C4X Patents do not include Company Applied Patents

"C4X Press Release"	means the press release set out in Schedule 5,

"Calendar Quarter"	means a period of three (3) consecutive months ending on the last day of March, June, September, and December, respectively,

"Calendar Year"	means a period of four (4) consecutive Calendar Quarters ending on the last day of December,

"Claims"	means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands,

"Clinical Overview"	means an overview of Company's clinical plans for the Development of a Licensed Compound and Licensed Product,

"Combination Product"	means any pharmaceutical product that comprises both a Licensed Compound and other active compounds and/or APIs,

"Commercialisation" and "Commercialise"	means activities directed to marketing, promoting, packaging and distributing, supplying, offering for sale, selling or other commercial exploitation of a Licensed Product and/or importing a Licensed Product for sale. When used as a verb, "Commercialise" means to engage in Commercialisation,

"Commercially Reasonable Efforts"	means those efforts reasonably used by a pharmaceutical company of similar size and resource to Company in relation to one of its own products in active development of equivalent market potential, having regard in particular to the stage of development of the Licensed Compounds, any clinical trial results relating to a Licensed Compound, and the Patent landscape of an applicable country or jurisdiction, and in all cases the use of sound scientific and commercial judgment,

“Company Applied Know-How”	means all Know-How that meets the following criteria (a) is developed by Company, its Affiliates, or other Persons with an obligation to assign such Know How to Company, in connection with the exercise of the license under Clause 2, (b) is Controlled by Company (or any of its Affiliates) during the Term (other than C4X Know-How licensed to Company under this Agreement), (c) is used in a Licensed Product, a Licensed Compound, a method of using the Licensed Product, or a method of manufacturing the Licensed Product, and (d) is necessary for Development, Manufacture and/or Commercialisation of such Licensed Product. For the avoidance of doubt, Know How Controlled by any entity that becomes an Affiliate of Company pursuant to a merger or acquisition after the Effective Date shall not be deemed “Company Applied Know-How” if such Know-How was Controlled by such entity prior to such merger or acquisition,

“Company Applied Patents”	means Patents that meet all of the following criteria: (a) have claimed inventions that are conceived by Company, its Affiliates or other Persons with an obligation to assign such inventions to Company in connection with the exercise of the license under Clause 2, (b) are Controlled by Company (or any of its Affiliates) (other than C4X Patents licensed to Company under this Agreement), (c) claims a Licensed Product, a Licensed Compound, a method of using the Licensed Product, or a method of manufacturing the Licensed Product, and (d) are necessary for the Development, Manufacture and/or Commercialisation of such Licensed Product. For the avoidance of doubt, Patents Controlled by any entity that becomes an Affiliate of Company pursuant to a merger or acquisition after the Effective Date shall not be deemed “Company Applied Patents” if such Patents were filed, claim a priority date or are based on an invention made by or on behalf of such entity prior to such merger or acquisition,

“Company Indemnitees”	shall have the meaning set out in Clause 13.2,

“Compound Variant”	means any development, improvement, enhancement or derivative of a Licensed Compound, including but not limited to any polymorph, crystalline form, salt, ester, hydrate or other solvate, prodrug, metabolite, reformulation, enantiomer or other stereoisomer of such Licensed Compound,

“Confidential Information”	means, with respect to a Party, all information regarding such Party or its Affiliates which is non-public and of confidential nature, in whatever form (including in written, oral or electronic form or on any magnetic or optical disk or memory and wherever located), including information relating to: (a) the research, development, data and/or results, pharmaceutical or biologic candidates and product information (including replacement costs and the reasons for any product recall), (b) inventions, works of authorship, processes, operations, intentions, methodologies, (c) the business, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising and other promotional materials, future projects, (d) business development or planning, commercial relationships and negotiations, customers, products, affairs and finances and employees of a Party or its Affiliates, (e) trade secrets and all commercial information relating to a Party’s products including technology, technical data and Know-How relating to the business of such Party or its Affiliates or any of their suppliers, customers, agents, distributors, shareholders, management or business contacts, in each case (a)-(e), whether or not such information is marked or identified as confidential, including information relating to the terms of this Agreement,

"Control"	means, with respect to any Intellectual Property Right or other tangible or intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such right, or property, and has the ability to grant access, a license or sublicense to such right, or property, without violating the terms of any agreement or other arrangement with any Third Party,

"Controlling Party"	shall have the meaning set out in Clause 11.3.1(b),

"Co-Packaged Product"	means any pharmaceutical product(s) or regulated medical device(s) with which the Licensed Product is bundled or packaged and the two (2) (or more) products (or devices) are sold together,

"Data"	means the following data: (a) pre-clinical study results and (b) chemical structure information, to the extent such data relates to a Licensed Compound and is in the Control of C4X,

"Data Room"
means the data room operated and managed by C4X and using the corporate version of Google Drive and relating to the Licensed Technology, provided by and accessible to Company as part of the due diligence process relating to this Agreement, a copy of the Data Room's index is set out in Schedule 6,

"Designee"	shall have the meaning set out in Clause 20.2,

"Develop" and "Development"	means activities necessary or desirable to research and develop Licensed Products and to obtain and maintain Regulatory Approval of Licensed Products, including, as applicable, research and development activities related to the generation, characterisation, optimisation, construction, expression, process development, use and production of Licensed Products, test method development and stability testing, toxicology, clinical trials, quality assurance/quality control, delivery systems, formulation, statistical analysis, report writing, generation of data, product approval and registration activities and all activities related thereto,

"Development Milestone Event"	shall have the meaning set out in Clause 8.2.1,

“Development Milestone Event”	shall have the meaning set out in Clause 8.2.1,

"Diligence Obligations”	shall have the meaning set out in Clause 18.1.2,

"Disclosing Party"	means a Party that discloses or makes available directly or indirectly any Confidential Information to the other Party or its Affiliates, employees and/or agents in connection with this Agreement,

"EMA"	means the European Medicines Agency or any successor agency thereto,

"Ex-US Countries"	means all countries of the world excluding the US,

"Ex-US Generic Competition"	means, with respect to a Licensed Product in an Ex-US Country after one or more Generic Products have been commercially launched in such Ex-US Country, that during any Calendar Quarter after such launch (including the Calendar Quarter such Generic Product is launched), the aggregate Net Sales of such Licensed Product in such country in such Calendar Quarter equal less than fifty percent (50%) of the average aggregate Net Sales of the Licensed Product in such country over the four (4) Calendar Quarters immediately prior to the Calendar Quarter in which one or more Generic Products first became commercially available in such country,

"Expert"	shall have the meaning set out in Schedule 2,

"FDA"	means the United States Food and Drug Administration or any successor agency thereto,

"Field"	means all human and veterinary applications (including without limitation diagnosis, therapeutic treatment and prevention),

"Filing Acceptance”	means, as applicable, the acceptance for filing of a complete NDA (or its equivalent) by the FDA in the United States, or acceptance for filing of a comparable application by a Governmental Authority in another applicable jurisdiction in the Territory for the Commercialisation of a pharmaceutical product,

"First Commercial Sale"	means, on a country-by-country and Indication-by-lndication basis, the first commercial sale of any Licensed Product to a Third Party by Company or any of its Affiliates or any of their respective Sublicensees in such country for such Indication following the applicable Regulatory Approval of the Licensed Product in such country for such Indication,

"Force Majeure"	means in relation to either Party, any cause affecting the performance of this Agreement arising from or attributable to any acts, events, non-happenings, omissions or accidents beyond the reasonable control of the Party and in particular, but without limiting the generality thereof, shall include (to the extent they are beyond the reasonable control of the Party) strikes, lock-outs, industrial action, civil commotion, not, invasion, war, threat of or preparation for war, terrorist activity, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster, impossibility of the use of railways, shipping, aircraft, motor transport, or other means of public or private transport, failure or suspension of utilities, and political interference with the normal operation of such Party,

“GAAP”	means United States generally accepted accounting principles in effect from time to time,

"OCR"	means, as to the US and the European Union, good clinical practices as in effect in the US and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the US or the European Union, in each case to the extent relating to the pharmaceutical products hereunder regulations of any Governmental Authority and applicable ICH GCP,

"GDP"	means current good distribution practices with respect to the wholesale distribution of medicinal products for human use as set forth in applicable laws and regulations, including Directive 2001/83/EC and Commission Guideline 2013/C 343/01,

“Generic Product”
means, with respect to any Licensed Product, (a) a drug product that is a pharmaceutical equivalent to such Licensed Product meaning that it (i) contains the same active ingredient(s), has the same dosage form and route of administration, (ii) is identical in strength or concentration to that of the given Licensed Product and (iii) is A rated in the United States (or similar designation outside the United States) (“ANDA Product”) or (b) any other drug product that (i) contains the same active ingredient(s) and the same dosage form and route of administration as the Licensed Product and (ii) references the Licensed Product as a Reference Listed Drug in the 505(b)(2) Application for such drug product or, with respect to jurisdictions outside of the US, references the data provided by Company in its Regulatory Submission for such Licensed Product (“505(b)(2) Product”),

"GLP"	means regulations of any Governmental Authority (including Directives 2004/9/EC and 2004/10/EC and any similar or equivalent legislation in any other relevant jurisdiction) for conducting non-clinical laboratory studies that support or are intended to support applications for research or Regulatory Approvals, as applicable to the Development in the Territory from time to time,

"GMP"	means (a) as to the US and the European Union, good manufacturing practices and general biological products standards as promulgated by the FDA pursuant to 21 CFR Parts 210, 211, 600 and 610 and as promulgated by the European Union pursuant to Commission Directive 2003/94/EC, respectively, each as may be amended from time to time, and (b) with respect to any other jurisdiction, manufacturing practices equivalent to the aforementioned good manufacturing practices as then in effect in the US or the European Union, in each case to the extent relating to the pharmaceutical products hereunder,

"Governmental Authority"	means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body,

"Handle"	shall mean preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post-grant reviews, derivation proceedings, cancellation or nullity proceedings and opposition proceedings),

"ICH GCP"	means the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and also such other good clinical practice requirements which are specified in Directive 2001/20/EC and relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive,
"IFRS”	means International Financial Reporting Standards (IFRS),

"Indication"	means a disease classification as defined within the “International Statistical Classification of Diseases and Related Health Problems” as published on the date hereof by the World Health Organization (e.g. F10 Mental and Behavioral Disorders due to the use of Alcohol is a distinct indication from F14 Mental and Behavioral Disorders due to the use of Cocaine),

"Infringement Claim"	shall have the meaning set out in Clause 11.3.1(a),

“Initiation”	means, with respect to a clinical study, the first dosing of the first patient in such client study,

"Intellectual Property Rights”	means Patents, rights to inventions, copyright (including software) and related rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, database rights and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world,

"Interest"	means simple interest on the amount of the applicable payment of [***] percent ([***]%) above the Bank of England base rate (which is current on the date such payment became overdue) and accruing on a daily basis from the final date for such payment until the date such payment is actually received,

"Inventory"	means the API specified in Schedule 3,

“Joint Patent”	means any Patent based on an invention made while carrying out the activities pursuant to this Agreement which has multiple inventors as defined by US patent law, where there is at least one inventor employed by or otherwise obligated to assign their rights in the invention to C4X and at least one inventor employed by or otherwise obligated to assign their rights in the invention to Company,

"Know-How"	means any information or material, whether proprietary or not and whether patentable or not, which is not in the public domain including inventions, discoveries, concepts, data, formulae, ideas, specifications, procedures for experiments and tests and results of experiments, experimentation and testing, results of research and development, laboratory records, clinical trials data, case reports, data analysis and summaries, and information in submissions to and information from ethics committees and Governmental Authorities,

"Licensed Compound"	means (i) C4X_3256, (ii) any other compound covered by the claims of the C4X Patents, (iii) any Compound Variant of (i) and/or (ii) that has the same Mechanism of Action as the molecules described in (i) and/or (ii), (iv) any molecules that are specifically derived from any of the molecules described in (i), (ii) and/or (iii) using the C4X Know-How and identified to have the same Mechanism of Action as the molecules described in (i), (ii) and/or (iii) above, and (v) any molecules created using the C4X Know-How or in connection with the Development of any Licensed Products and identified to have the same Mechanism of Action as the molecules described in (i), (ii) and/or (iii) above,

"Licensed Product"	means a pharmaceutical product in finished form (in all formulations, dosages and delivery systems) that incorporate a Licensed Compound,

Licensed Product Trademarks and Trade Dress	shall have the meaning set out in Clause 7.3.1,

Licensed Technology	means the C4X Know-How and the C4X Patents,

"Losses"	means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, Taxes, hens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts but excluding, in each case, any recoverable VAT) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement,

“Major Market”	means any of the following United States, Canada, UK, Australia, Japan, China, France, Germany, Italy and Spain,

“Manufacture”	means all activities related to the manufacture of Licensed Compounds and/or Licensed Products including manufacturing supplies for Development and Commercialisation, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing,

“Mechanism of Action”	means Orexin-1 receptor antagonism,

“Milestone Payment”	means a Development Milestone Payment and/or a Sales Milestone Payment, as applicable,

“Net Sales”
means the gross amount invoiced on sales of Licensed Product in the Territory by Company, its Affiliates and Sublicensees (“Company Party”) to any Third Party purchaser in an arm's length transaction, less all applicable deductions to the extent incurred, allowed, paid or accrued by Company with respect to such Licensed Product, including (without duplication)the following deductions, in each case determined in accordance with GAAP or IFRS (as determined by the applicable Company Party) and standard internal policies and procedures and accounting standards of the applicable Company Party, consistently applied
(a)    customary trade, cash and/or quantity discounts, allowances, fees, credits and any other adjustments, including granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or distributors, buying groups, health care insurance carriers, governments, government subsidized programs or managed care organizations, or other institutions, or adjustments arising from consumer discount programs, allowed or paid, in the form of deductions allowed or taken by the Third Party or fees paid by a Company Party with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced),
(b)    retroactive price reductions, allowances or credits granted upon rejections or returns of Licensed Product, including for recalls or damaged good and billing errors,
(c)    discounts, chargeback payments, rebates, and reimbursements (or equivalent thereof) granted to managed health care organisations, group purchasing organisations or other buying groups, pharmacy benefit management companies (or equivalent thereof), health maintenance organisations, federal, state/provincial, local or other governments or their agencies or purchasers, reimbursers or trade customers, and any other providers of health insurance coverage, health care organisations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs,
(d)    compulsory payments and cash rebates related to the sales of such Licensed Product paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, to the extent allowed and taken, including government levied fees as a result of healthcare reform policies,
(e)    outbound freight, shipping, insurance and other transportation expenses to the extent included in the price and separately itemised on the invoice price,

(f)    tariffs, duties, excise, sales, use, value-added and other similar Taxes (other than Taxes based on income), customs duties, or other government charges, in each case imposed on the sale of Licensed Product to the extent included in the price and separately itemised on the invoice, including VAT, but only to the extent that such VAT is not reimbursable or refundable, and
(g)    amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable Party

Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among Company, its Affiliates and Sublicensees (and Affiliates of the Sublicensees) will not be considered a sale, provided, that in the event an Affiliate or Sublicensee is the end-user of Licensed Product, the transfer of Licensed Product to such Affiliate or Sublicensee shall be included in the calculation of Net Sales at the average selling price charged in an arm's length sale to a Third Party who is not an Affiliate or Sublicensee (or an Affiliate of the Sublicensee) in the relevant period. Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration, which generally will mean the Company Party’s average sales price for the applicable time period.
Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, named patient sales, patient assistance, or test marketing programs or other similar programs or studies where a Licensed Product is supplied without charge shall not result in any Net Sales, [however, if any Company Party charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales], but for the sake of clarity such disposition or use of the Licensed Product shall never constitute a First Commercial Sale.
In the event a Licensed Product is sold as part of a Combination Product or a Co-Packaged Product, the Net Sales from the Combination Product or the Co-Packaged Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product or the Co-Packaged Product (as defined in the Net Sales definition), during the applicable royalty reporting period, by the fraction
A/A+B
where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product or Co-Packaged Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.
In the event that such average sale price cannot be determined for the Licensed Product and all other product(s) included in the Combination Product or Co-Packaged Product, then the Net Sales for the purposes of determining royalty payments for a Combination Product or a Co-Packaged Product shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of

C/C+D
where C is the direct Manufacturing cost (or, if acquired from a Third Party, the direct acquisition cost) of the Licensed Product and D is the direct Manufacturing cost (or, if acquired from a Third Party, the direct acquisition cost) of all other pharmaceutical product(s) included in the Combination Product or Co-Packaged Product (such definition of direct Manufacturing cost to be used mutatis mutandis in the circumstances of other pharmaceutical product(s)) In such event, Company shall in good faith make a determination of the respective Manufacturing or acquisition costs of the Licensed Product and all other pharmaceutical products included in the Combination Product or Co-Packaged Product, and shall notify C4X of such determination and provide C4X with data to support such determination.
In the event that the Licensed Product is never sold individually and is only ever sold as a Co-Packaged Product, then the gross invoiced sales figure to be used in the determination of the Net Sales shall be the volume of Licensed Product sold multiplied by the difference between the price of the Co-Packaged Product and the price of the other product (or aggregate price of the other products, as the case may be) with which the Licensed Product is co-packaged or combined, less (a) through (d) (inclusive) of the first paragraph of this definition,

“Patent”
means patents and patent applications and all substitutions, divisions, continuations, continuations-m-part, any patent issued with respect to any such patent applications (including certificates of invention), any reissue, re-examination, utility models or designs, renewal or extension of any such patent, any term extension, a supplementary protection certificate and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and patents and patent applications based on, corresponding to or claiming the priority date thereof in any country,

“Payee”	shall have the meaning set out in Clause 9.3.5,

“Payor”	shall have the meaning set out in Clause 9.3.5,

“Person”	means any natural person, corporation, firm, business trust, joint venture, association, organisation, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof,

“Phase II Trial”	means a controlled clinical study in a relatively small number of subjects (usually no more than several hundred) designed to evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such pharmaceutical product, as further described in 21 C.F.R §312 21(b). By way of example, such a study may be designed to establish a dose and/or dose range for the study drug or to obtain additional safety or efficacy data to support the development of research methods and the design of Phase III research protocols in a patient population with the disease or condition under study,

"Phase III Trial"	means an expanded controlled or uncontrolled clinical study in a large number of patients (usually more than several hundred to several thousand) that is performed after preliminary evidence suggesting effectiveness of a pharmaceutical product has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such pharmaceutical product and to provide an adequate basis for physician labelling, as further described in 21 C.F.R §312 21(c). Such a study is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the Regulatory Submission for the indication being studied,

"Promotional Materials"	means all written, printed, video and/or graphic advertising, promotional and educational communication materials for the purposes of marketing, advertising and promoting of Licensed Product,

"Receiving Party"	means a Party that receives or has had made available to it directly or indirectly any Confidential Information from the other Party or its Affiliates, employees and/or agents in connection with this Agreement,

"Regulatory Approval"	means, as applicable, the approval of an NDA by the FDA in the United States or approval of a comparable application by a Regulatory Authority in another jurisdiction in the Territory for the manufacture, supply, marketing and sale of a pharmaceutical product. For clarity, “Regulatory Approval” shall not include any governmental pricing and/or reimbursement approvals and/or authorizations issued by a Regulatory Authority or any other governmental agency in any country or jurisdiction,

“Regulatory Authority”	means, with respect to any jurisdiction, the applicable Governmental Authority responsible for regulating the manufacture, distribution, marketing and/or sale of pharmaceutical products in such jurisdiction,

"Regulatory Exclusivity”	means, with respect to a Licensed Product, exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority in a particular country with respect to such Licensed Product in such country

"Regulatory Materials"	means any regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Governmental Authority that are related to Developing, Manufacturing, obtaining marketing authorisation, and/or Commercialising in a particular country or regulatory jurisdiction,

"Regulatory Submission"	means a marketing authorisation application filed with the FDA, EMA, or any comparable application or filing with any analogous Governmental Authority in the Territory,

"Representatives"	means the directors, officers and/or employees of the Receiving Party and/or its Affiliates and its professional advisers (meaning solicitors and/or accountants or financial advisers),

“Royalty”	has the meaning set forth in Clause 8.3.1,

"Royalty Term"
means, with respect to each Licensed Product on a country-by-country basis, the period of time (a) beginning upon the later of (i) the First Commercial Sale of such Licensed Product in a country and (ii) the issuance of a Valid Claim in such country covering the composition-of-matter of the Licensed Compound in the Licensed Product, and
(b) with respect to each Ex-US Country, ending on the later date of (i) the expiration in a country of the last to expire Valid Claim covering the composition-of-matter of the Licensed Compound in the Licensed Product, (ii) the tenth (10th) year anniversary of the First Commercial Sale of such Licensed Product in such country, (iii) the last expiration or other termination of any applicable Regulatory Exclusivity for such Licensed Product in such country, but, in any event, ending on Ex-US Generic Competition with respect to such Licensed Product in such country, or
(c) with respect to the US, ending on the later of the (i) expiration in the US of the last to expire Valid Claim covering the composition-of-matter of the Licensed Compound in the Licensed Product, or (ii) first expiration or other termination of any applicable Regulatory Exclusivity for such Licensed Product in the US, but, in any event ending upon US Generic Competition with respect to such Licensed Product,

"Sales Milestones"	shall have the meaning set out in Clause 8.2.2,

"Sales Milestone Payment"	shall have the meaning set out in Clause 8.2.2,

"Sublicensee"	means a Third Party to which Company or its Affiliate has granted or grants rights to develop, make, have made, use, import, sell, have sold or offer for sale Licensed Product(s), or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights),

"Tax" or "Taxes"	means any present or future sales, turnover, income, revenue, value added taxes, levies, imposts, duties, charges, assessments and/or fees in each case in the nature of tax (including any interest thereon),

"Tax Authority"	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax,

"Tax Credit"	means a credit against, relief or remission for, or repayment of any Tax,

"Term"	shall have the meaning set out in Clause 17,

"Territory"	means worldwide,

"Third Party"	means a person other than (a) C4X or any of its Affiliates, or (b) Company or any of its Affiliates,

"UK"	means the United Kingdom as at the Effective Date,

"US"	means the United States of America and its territories, possessions and commonwealths,

“US Generic Competition”	means, with respect to a Licensed Product in the US, (a) the date of commercial launch of an ANDA Product (as defined in the definition of Generic Product) in the US or (b) after one or more 505(b)(2) Products (as defined in the definition of Generic Product) have been commercially launched in the US and during any Calendar Quarter after such launch (including the Calendar Quarter such 505(b)(2) Product is launched), the aggregate Net Sales of such Licensed Product in the US in such Calendar Quarter equal less than fifty percent (50%) of the average aggregate Net Sales of the Licensed Product in the US over the four (4) Calendar Quarters immediately prior to the Calendar Quarter in which one or more 505(b)(2) Products first became commercially available in the US,

"Valid Claim"	means a claim of a C4X issued Patent that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (b) has not expired, been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer,

"VAT"	means value added tax chargeable under or pursuant to the Council Directive 2006/112/EC or any legislation implementing such Directive, or any other sales, purchase or turnover tax and any customs or excise duties or import levies, and

"Viable"	means, with respect to a Licensed Product, at the relevant time there is/are not and have not been (a) occurrences of serious adverse events in clinical trials relating to such Licensed Product, or (b) failure to achieve the efficacy endpoints of one or more clinical trials relating to such Licensed Product, as to render the programme no longer technically viable or viable in accordance with Applicable Laws.
1.2    Clause headings shall not affect the interpretation or construction of this Agreement.
1.3    References to Clauses and Schedules are to the Clauses and Schedules of this Agreement.
1.4    Unless the context otherwise requires, words in the singular include the plural and in the plural, include the singular and a reference to one gender shall include a reference to all other genders.
1.5    A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.
1.6    A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.7    A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.
1.8    Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
2.    CLAUSE 2: License AND OTHER COVENANTS
2.1    license
Effective on the Effective Date, C4X hereby grants to Company an exclusive (even as to C4X), sublicensable (subject to Clause 2.2), and perpetual (subject to Clause 18), transferable (subject to Clause 28) license under the Licensed Technology to Develop, use, Manufacture, have Manufactured, import, export, obtain Regulatory Approval and Commercialise the Licensed Compound(s) and/or Licensed Product(s) for use in the Field and in the Territory.
2.2    Sublicensing

2.2.1    Subject to Clauses 2.2.3 and 2.2.4, Company shall have the right to grant sublicenses under the Licensed Technology to its Affiliates without the prior approval of C4X.
2.2.2    Subject to Clauses 2.2.3 and 2.2.4, Company shall have the right to grant written sublicenses under the Licensed Technology to Third Parties without the prior approval of C4X.
2.2.3    Each sublicense agreement shall:
(a)    contain terms and conditions which are consistent with the terms and conditions of this Agreement,
(b)    not in any way diminish, reduce or eliminate any of Company's obligations under this Agreement,
(c)    impose on the Sublicensee all applicable obligations under the terms of this Agreement including the confidentiality and restricted use, reporting, audit and inspection provisions hereunder, and
(d)    upon termination of this Agreement, automatically terminate.
2.2.4    Company shall:
(a)    following execution of an agreement under Clause 2.2.3 for the promotion, distribution, sale or other commercialisation of Licensed Compounds and/or Licensed Products, promptly notify C4X of the same giving C4X the (a) name of the Sublicensee and (b) scope of any territory rights granted including the countries applicable to such sublicense agreement,
(b)    be responsible for the performance of all obligations imposed on the Sublicensees and to C4X for any breaches of the Agreement that occur as a result of actions or omissions by any Sublicensees that would, if such actions or omissions had been those of Company, have caused Company to be in breach of its obligations under this Agreement, and
(c)    itself account to C4X for all payments due under this Agreement by reason of such sublicense.
2.2.5    In the event that Company sublicenses any rights hereunder to a Third Party, Company shall ensure that C4X shall receive the same Milestone Payments and the same Royalty payments in respect of Development Milestone Events, Sales Milestones and Net Sales achieved by the Third Party as C4X would have obtained in the case that Company itself had achieved the Development Milestone Events, Sales Milestones and Net Sales. For the sake of clarity, it is the intention of the Parties that C4X's Royalty entitlement shall be calculated on the basis of in market sales to Third Parties of any Licensed Product.
2.3    Implied licenses
Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any Intellectual Property Rights, whether by implication, estoppel or otherwise. No implied licenses are granted under this Agreement. Company hereby covenants and agrees not to use or sublicense any of its rights under the licenses hereunder except as expressly permitted in this Agreement. C4X hereby covenants and agrees not to use or sublicense any of its rights under the licenses hereunder except as expressly permitted in this Agreement.
2.4    Retained Rights
2.4.1    Any rights of C4X not expressly granted to Company under the provisions of this Agreement shall be retained by C4X.
2.4.2    Any rights of Company not expressly granted to C4X under the provisions of this Agreement, and any rights that may be considered as joint rights between C4X and Company, shall be retained by Company.
2.5    Non-Competition
2.5.1    Except where permitted by Company in writing, during the Term, neither C4X nor its Affiliates will, by itself or through any Third Party, Develop or Commercialise compounds, molecules, and/or products with the Mechanism of Action.
2.5.2    For clarity and subject to Clause 2.5.1, nothing in this Agreement shall restrict C4X's ability and right to (including without limitation) conduct research, develop, manufacture and/or commercialise compounds, molecules and/or products without the Mechanism of Action, including but not limited to Orexin-1 receptor agonists.
2.6    Rights Under Bankruptcy
2.6.1    If C4X or an Affiliate become subject to bankruptcy proceedings in the US, then the Parties agree that all rights and licenses granted under or pursuant to any section of this Agreement in connection with US intellectual property rights are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the "Bankruptcy Code"), licenses of rights to “intellectual property" as defined in Section 101(35A) of the Bankruptcy Code. Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against an Affiliate of C4X under the Bankruptcy Code, Company will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, will be promptly delivered to it upon Company's written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code. C4X agrees that it shall not take any action in any bankruptcy proceeding or in any other judicial, administrative, arbitral or other proceeding to reject, object to or challenge the legality, validity or enforceability of any of this Agreement or any rights granted herein.
3.    CLAUSE 3: REPORTING
3.1    Company shall provide a Bi-Annual Report to C4X twice (2) each Calendar Year. The first Bi-Annual Report shall be provided to C4X before the final day of the month of December 2018, and each subsequent Bi-Annual Report shall be provided by the final day of the month of (a) June and (b)

December each Calendar Year. Each Bi-Annual Report shall contain the information set out in Schedule 4.
3.2    Company shall also provide the Clinical Overview to C4X with Company's provision of the first Bi-Annual Report in accordance with Clause 3.1.
3.3    Promptly upon C4X's request, prior to the First Commercial Sale in a Major Market, Company shall provide in writing to C4X (to the extent the below relates to Licensed Compounds and/or Licensed Products):
3.3.1    copies Clinical Trial reports,
3.3.2    raw study data,
3.3.3    copies of Clinical Trial applications,
3.3.4    copies of correspondence with Governmental Authorities, and
3.3.5    copies of minutes of meetings with Governmental Authorities.
4.    CLAUSE 4: DEVELOPMENT
4.1    Development
4.1.1    Company shall have the sole right to Develop the Licensed Compounds and Licensed Products and shall control all aspects of such Development at its own cost and expense (except as otherwise expressly set forth herein).
4.1.2    C4X shall not be required to conduct any Development (preclinical or clinical) activities. Notwithstanding the foregoing, upon request by Company, C4X shall provide reasonable assistance to Company in connection with aspects of Development that are within C4X’s expertise or ability, all at Company's cost except as otherwise set forth herein.
5.    CLAUSE 5: REGULATORY RESPONSIBILITIES
5.1    As between the Parties, during the Term, on a Licensed Product-by-Licensed Product basis, Company have the sole right (at its cost) to:
5.1.1    prepare and file all Regulatory Materials and seek and maintain all Regulatory Approvals for Licensed Products in the Field, including preparation of all Regulatory Materials (including in connection with labelling and packaging for Licensed Products) and communications with applicable Governmental Authorities, and
5.1.2    complete all pharmacovigilance responsibilities required under and in accordance with Applicable Laws.
5.2    As between the Parties, Company shall own all Regulatory Approvals for Licensed Products in the Territory. C4X shall have no responsibility with respect to the Regulatory Materials, Regulatory Submissions and/or Regulatory Approvals (whether through assisting Company at the Company's cost or otherwise), except as expressly set forth herein.

6.    CLAUSE 6: MANUFACTURING
6.1    Relationships with Third Parties
6.1.1    C4X shall use commercially reasonable efforts to conduct the activities and manage the Third Party relationships that relate to the Licensed Technology as set out in Schedule 7, upon Company’s request. C4X shall conduct the foregoing in consultation with Company, at Company's cost. Company shall reimburse C4X for reasonable out-of-pocket costs arising from such management of Third Party relationships requested by Company within thirty (30) days of receiving each invoice from C4X. C4X shall promptly provide Company with copies of all material documents relating to such Third Party relationships.
6.1.2    Without prejudice to the other provisions of this Clause 6, Company shall have the right, but not the obligation, to take over the activities and management of the Third Party relationships and the agreements listed in Schedule 7. The Company may exercise such right at any time. If Company wishes to take over such activities, management and agreements, Company shall notify C4X and C4X shall, with the co-operation of Company, use commercially reasonable efforts to transfer, to the extent transferable, such activities, management and agreements within any timelines set out in such notice, at Company’s cost.
6.2    Inventory, Technology Transfer
6.2.1    Upon request by Company, C4X shall transfer to Company, at C4X's reasonable cost and expense, the physical possession and control of all Inventory and tangible C4X Know-How promptly following the Effective Date.
6.2.2    Promptly after the Effective Date and as applicable during the Term, C4X shall disclose to Company all Licensed Technology that would be necessary or useful for the development of Licensed Compounds or Licensed Products. If and as requested by Company, C4X will disclose to Company or any Regulatory Authority all relevant Licensed Technology in its possession required for Company to register for sale or obtain Regulatory Approval for the Licensed Products.
6.2.3    C4X shall provide to Company copies of all Data in its possession or Control promptly after the Effective Date.
6.2.4    C4X shall (and shall procure that its Affiliates and agents shall) transfer to Company all Manufacturing-related documents, related materials and information in C4X’s Control or possession that may be reasonably necessary for Company to Manufacture or have Manufactured a Licensed Product, at C4X’s cost and expense.
6.2.5    C4X shall promptly provide technical assistance to Company as Company reasonably requests regarding the Licensed Technology, and Company’s efforts with respect to obtaining Regulatory Approval for any Licensed Products. Company shall reimburse C4X for C4X’s reasonable out-of-pocket costs incurred in connection with such technical assistance, except as otherwise set forth in this Clause 6.2.

6.3    Manufacturing
6.3.1    As between the Parties, Company shall have the sole right to Manufacture and supply Licensed Compounds and Licensed Product and shall control all aspects of such Manufacturing at its own cost and expense (except as otherwise expressly set forth herein).
6.3.2    Without limiting Clause 6.2, C4X shall promptly after the Effective Date, support the transfer of such Manufacturing activities to Company or Company's designee.
6.3.3    Company shall perform its Manufacturing activities in accordance with Applicable Laws and all applicable Regulatory Approvals for the Licensed Products.
7.    CLAUSE 7: COMMERCIALISATION
7.1    Responsibility
7.1.1    As between the Parties, Company shall have the sole right to Commercialise the Licensed Products and shall control all aspects of Commercialisation at its own cost and expense (except as otherwise expressly set forth herein), including (a) receiving, accepting and filling orders for Licensed Products, (b) handling all returns of Licensed Product, (c) controlling invoicing, order processing and collection of accounts receivable for the sales of Licensed Product, (d) distributing and managing inventory of Licensed Product, and (e) the sale of Licensed Products in the Field, including the price or prices at which each Licensed Product will be sold, any discount applicable to payments or receivables, and similar matters.
7.1.2    C4X shall have no responsibility with respect to Commercialisation (whether through assisting Company at Company's cost or otherwise).
7.2    Diligence
Company shall use Commercially Reasonable Efforts to Develop at least one Licensed Product and use Commercially Reasonable Efforts to Commercialise such Licensed Product in the US and two (2) additional Major Markets.
7.3    Trademarks, Trade Dress and Promotional Materials
7.3.1    Company shall have the right, in its sole discretion and at its cost, to select, register and own the trade marks, trade dress, logos, slogans and internet domain names with respect to the Licensed Products in the Field (collectively, the "Licensed Product Trademarks and Trade Dress"). All uses of the Licensed Product Trademarks and Trade Dress by Company in connection with Commercialisation shall be in accordance with the applicable Regulatory Approvals and Applicable Laws. As between the Parties, Company shall own all rights to Licensed Product Trademarks and Trade Dress (in each case, together with all goodwill associated therewith).
7.3.2    Company, in its sole discretion, will create and develop Promotional Materials for the Licensed Products, which Promotional Materials shall be in accordance with the applicable Regulatory Approvals and Applicable Laws.

8.    CLAUSE 8: FINANCIAL TERMS
8.1    license Fee
In partial consideration for the license rights granted to Company hereunder, Company shall pay C4X [***] Dollars ($[***]) within ten (10) days after the Effective Date. This payment shall be made in accordance with Clause 9 and shall be non-creditable and non-refundable.
8.2    Milestones
8.2.1    Development Milestone Payments. In partial consideration for the license rights granted to Company hereunder, after first achievement by Company or its Affiliates of any of the milestone events set forth in the following table (each, a "Development Milestone Event"), Company shall pay to C4X the corresponding amount set forth in the following table (each, a "Development Milestone Payment"). For the avoidance of doubt, each Development Milestone Payment shall be payable one-time only upon the first occurrence of the event triggering the respective milestone set forth below:

Development Milestone Events	Development Milestone Payment
	A [***]	B [***]	C [***]
1 [***]	$[***]	$[***]	$[***]
2 [***]	$[***]	$[***]	$[***]
3 [***]	$[***]	$[***]	$[***]
4 [***]	$[***]	$[***]	$[***]
5 [***]	$[***]	$[***]	$[***]
6 [***]	$[***]	$[***]	$[***]
7 [***]	$[***]	$[***]	$[***]
8 [***]	$[***]	$[***]	$[***]
(a)    For the avoidance of doubt, Indications shall be determined by Company and may include, but shall not be limited to, any of the following (i) mental and behavioural disorders due to use of alcohol, (ii) mental and behavioural disorders due to use of cocaine, (iii) mental and behavioural disorders due to use of opioids, (iv) mental and behavioural disorders due to use of other stimulants, including caffeine, (v) eating disorders, (vi) anxiety disorders, (vii) mood affective disorders, and (viii) habit and impulse disorders.
(b)    Company shall notify C4X of the achievement of each Development Milestone Event within thirty (30) days after the achievement thereof.
8.2.2    Sales Milestone Payments. As additional consideration for the rights granted to Company herein, Company shall pay to C4X a one-time milestone payment (“Sales Milestone Payments”) upon first achieving each of the annual Net Sales thresholds set forth below (“Sales Milestones”). For the avoidance of doubt, each Sales Milestone Payment shall be payable one-time only upon the first occurrence of the event triggering the respective milestone provided below:

Sales Milestones	Sales Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
8.3    Royalty and Sub-license Revenues
8.3.1    Subject to Clause 8.3.2, as additional consideration for the rights granted to Company herein, during the Royalty Term for each Licensed Product in each country as applicable, Company shall pay a royalty of [***] percent ([***]%) on annual Net Sales of such Licensed Product (“Royalty”).
8.3.2    During the Royalty Term, when the last Valid Claim in the US covering the composition of matter of a Licensed Product is no longer in effect, the Royalty payable with respect to such Licensed Product in the US shall be reduced to [***] percent ([***]%) for the remainder of the Royalty Term, commencing on the date that such Valid Claim is no longer in effect.
8.3.3    Except as set forth herein, all Royalty payments shall be non-creditable and non-refundable.
8.3.4    Company will pay to C4X [***] percent ([***]%) of any Sub-license Revenues received and/or invoiced during the first [***] years of the Term.
8.4    Third Party Licenses
8.4.1    In the event that it is reasonably necessary for Company to pay royalties or other fees to a Third Party (other than an Affiliate) in connection with a license for a Patent (to which such Third Party has rights), for the Development, Manufacture and/or Commercialisation of a Licensed Product, then Company and C4X shall equally share the responsibility for such royalties or fees payable with respect to such Third Party licenses. Company shall pay such royalties or fees to such Third Party. To recover C4X's share of the responsibility, Company may deduct up to fifty percent (50%) of the royalties or fees paid to the relevant Third Party from the Royalty due to C4X under Clause 8.3 up to a maximum amount of fifty percent (50%) of such Royalty due to C4X under Clause 8.3.
8.4.2    All existing licenses or contractual obligations of C4X that are necessary for the exploitation of the Licensed Technology shall be, except as otherwise expressly set forth herein, maintained by C4X and C4X shall pay all royalties and other fees therefor.

9.    CLAUSE 9: PAYMENT TERMS
9.1    Payment Methods
9.1.1    All amounts due hereunder will be paid in US Dollars, and all references to or “Dollars” shall refer to US Dollars. For the purpose of converting any amount owed hereunder to $, such conversion shall be calculated using the exchange rate sourced at each month end from Bloomberg and provided to the Parties by Company. All payments due to C4X under this Agreement shall be made by wire transfer in immediately available funds to an account in designated by C4X in writing.
9.2    Payments
9.2.1    Royalty payments due pursuant to Clause 8.3 shall be due and payable quarterly, sixty (60) days after the end of each Calendar Quarter. Company will accompany each payment of royalties under this Agreement with a report setting forth, on a Licensed Product-by-Licensed Product and country-by-country basis, [***], any currency conversions made in accordance with Clause 9.11, and a calculation of the amount of Royalty payment due on such Net Sales.
9.2.2    Development Milestone Payments shall be due and payable by Company within sixty (60) days after completion of the applicable Development Milestone Event. Together with any such payment, Company shall deliver a written statement of completion and other pertinent and available information.
9.2.3    Sales Milestone Payments shall be due and payable by Company on an annual basis within sixty (60) days after the last day of each calendar year during the Royalty Term. Together with any such payment, Company shall deliver a report specifying, with respect to such calendar year [***], and a calculation of the Sales Milestone Payment payable.
9.3    Taxes
9.3.1    Company will make all payments to C4X under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Laws in effect at the time of payments.
9.3.2    Any Tax required to be withheld on amounts payable under this Agreement will be paid by Company on behalf of C4X to the appropriate Tax Authority, and Company will furnish C4X with proof of payment of such Tax. If any such Tax is required to be withheld or deducted, Company shall pay such additional amounts as shall be required to ensure that the net amount received and retained by C4X (after Tax) will equal the full amount as would have been received and retained by it had no withholding or deduction been made.
9.3.3    If Company pays an additional amount pursuant to Clause 9.3.2 (a "Tax Payment") and C4X reasonably determines that both: (a) a Tax Credit is attributable such amount, and (b) C4X has obtained and utilised that Tax Credit, then C4X shall pay an amount to Company which C4X reasonably determines will leave it (after that payment) in the same after-Tax position it would have been in had the Tax Payment not been required to be made by Company.

9.3.4    Each Party shall reasonably assist and cooperate with the other Party (a) with respect to all documentation required by any Tax Authority or reasonably requested by Company or C4X to secure a reduction in the rate of applicable withholding Taxes, and/or (b) in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimising the amount required to be so withheld or deducted.
9.3.5    All amounts set out or expressed in this Agreement to be payable by any Party (the "Payor") to the other Party (the "Payee") which (in whole or in part) constitute the consideration for a supply or supplies which attract VAT (for which the Payee (or another member of the Payee's group) is accountable to the relevant Tax Authority) shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any such supply or supplies, then the Payor shall pay to the Payee (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT at the rate prevailing at the time the supply is made on the provision by, or the procurement by, the Payee to the Payor of a VAT invoice or such other documentary evidence as the Applicable Law may require.
9.3.6    All amounts specified in this Agreement are exclusive of VAT and any other similar taxes. Those amounts shall be payable by the Payor to the Payee against the presentation of a valid VAT invoice. If applicable, VAT, or any other similar taxes, shall become payable in addition to the amounts specified in this Agreement, subject to the normal rules.
9.3.7    Any reference in Clause 9.3.5 and Clause 9.3.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to any representative or nominated member of such group charged at such time with the administration, collection and/or payment of VAT to the relevant Tax Authority under Applicable Law.
9.4    Records Retention, Audit and Certification
9.4.1    Records Retention
Company will, and will cause its Affiliates and Sublicensees to maintain complete and accurate books, records and accounts containing all particulars necessary for the purpose of the calculation of Net Sales and Sales Milestone Payments payable to C4X hereunder, in sufficient detail to confirm the accuracy of the Royalty and Sales Milestone Payments, which books, records and accounts will be retained by Company, and its Affiliates and Sublicensees as applicable, for two (2) years after the end of the period to which such books, records and accounts pertain.
9.4.2    Audit
C4X will have the right to have an independent certified public accounting firm of internationally recognised standing, reasonably acceptable to Company, have access during normal business hours, upon reasonable prior written notice from time to time but not more often than once per Calendar Year (but in any event within thirty (30) days of such notice) during the Term and for one (1) year thereafter, to such records of Company (and its Affiliates and Sublicensees) that are necessary to verify the accuracy of the calculation of the

Royalty and Sales Milestone Payments (including calculation of Net Sales). Such audits shall be subject to the auditor entering into a customary confidentiality agreement with Company and shall not cover any payment previously audited pursuant hereto .Results of such audits shall be made available to both C4X and Company and shall be final and binding on the Parties (absent manifest error). Unless Company disputes the results of such audit pursuant to Clause 9.4.3, C4X will bear all costs of such audit save where the audit shows an underpayment to C4X of more than [***] percent ([***]%) of the sum actually paid in which case Company shall reimburse C4X for the costs of such audit. If a Party disputes whether or not there is any manifest error in relation to such results, such Party may refer such dispute to an Expert for determination in accordance with Schedule 2.
9.4.3    Over or Underpayment
(a)    If, based on the results of any audit, additional payments are owed to C4X under this Agreement, then Company shall have the right to obtain, at its sole expense, a second independent certified public accounting firm of internationally recognised standing reasonably acceptable to C4X to verify the accuracy of the calculation of royalties or any other amount payable hereunder (including calculation of Net Sales). If Company does not obtain a second audit or the second audit concurs with the first audit, Company will make such additional payments within forty-five (45) days after the last accounting firm's written report is delivered to the Parties and such payment shall include Interest on the additional payment. If the audits do not concur, the Parties shall and shall procure that their respective accounting firms discuss diligently, reasonably and in good faith to identify the discrepancy between the firms' audit results and agree on a final determinative result. In the event they are unable to agree, the matter shall be finally resolved by an Expert in accordance with Schedule 2.
(b)    If the audit reveals an overpayment by Company, C4X shall reimburse Company the amount of overpayment within forty-five (45) days after the accounting firm's written report is delivered to the Parties and such payment shall include Interest on the overpayment.
9.4.4    Confidentiality
All information that is shared in connection with any audit under this Clause 9.4 shall be treated by the Parties in accordance with the provisions of Clause 10.
10.    CLAUSE 10: CONFIDENTIALITY, PUBLICITY AND PUBLICATIONS
10.1    Confidentiality
10.1.1    The Receiving Party shall keep confidential by not disclosing to any Third Party any Confidential Information of the Disclosing Party, and shall not use such Confidential Information except to meet its obligations or exercise its rights expressly given under this Agreement.

10.1.2    Clause 10.1.1 does not prohibit the disclosure or use of Confidential Information if and to the extent the Receiving Party may demonstrate with written evidence:
(a)    it is lawfully in the possession of the Receiving Party at the time of disclosure and was not communicated to the Receiving Party subject to any restrictions on disclosure or use,
(b)    it is in the public domain at the time of disclosure hereunder or later enters the public domain through no fault of the Receiving Party or its Affiliates (whether in breach of this Agreement or breach of any other obligation of confidentiality to which the Confidential Information relates),
(c)    it is received in good faith by the Receiving Party from a Third Party and is not subject to an obligation of confidentiality, or
(d)    it is independently developed by the Receiving Party without the aid, use of or reference to Confidential Information received hereunder.
10.1.3    Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information which is required to be disclosed by a court or Governmental Authority (including any stock exchange on which securities issued by the Receiving Party are traded and any Tax Authority) provided, however, that the Receiving Party has, where legally possible, provided reasonable advance notice of the impending disclosure to the Disclosing Party and provided further that the Receiving Party shall only disclose the Confidential Information to the extent legally required (or, in the case of a Tax Authority, in accordance with the common practice of such taxation authority) and to such Governmental Authority only.
10.1.4    The Receiving Party agrees to limit disclosure, copying and analysis of the Confidential Information of the Disclosing Party to only those of its Representatives who have a need to know such information to fulfill the provisions and intent of this Agreement, and who are bound by written obligations of confidentiality with respect to such information. The Receiving Party shall be liable for any failure by such Representatives to comply with the confidentiality obligations hereunder.
10.1.5    The obligations in this Clause 10 shall survive for a period of three (3) years following the expiry or termination of this Agreement.
10.2    Publicity and Publications
10.2.1    Any publication, news release or other public announcement of a Party relating to this Agreement, or a Party's performance hereunder, shall first be reviewed and approved by the other Party, provided, however, that a Party may, once a press release or other public announcement is approved in writing by both Parties (and for clarity, the information in the C4X Press Release in Schedule 5 is deemed approved by Company), make subsequent public disclosure of the information contained in such press release or other public announcement without the further approval of the other Party.
10.2.2    The Parties agree that the results of clinical trials to be conducted pursuant to the Development will be published as required by and in accordance with Applicable Laws.

11.    CLAUSE 11: INTELLECTUAL PROPERTY RIGHTS
11.1    Filing, Prosecution and Maintenance of Patents
11.1.1    Subject to Clause 11.1.2, C4X shall use commercially reasonable efforts to prosecute and maintain the C4X Patents in each Major Market and each other country requested by Company, in each case in consultation with Company and at Company's cost. Company shall reimburse C4X for C4X’s reasonable out-of-pocket costs arising from such prosecution and maintenance within thirty (30) days of receiving each invoice therefor. In the event that C4X desires to prosecute and maintain Patents in any country that Company has not so requested (“Additional Country”), C4X shall notify Company of such desire and, if Company does not instruct C4X to commence prosecution in such Additional Country within thirty (30) after such notice, then C4X may prosecute and maintain C4X Patents in such Additional Country, at C4X’s cost. C4X shall provide Company with copies of all material documents relating to the Handling of the C4X Patents in a timely manner. Without limiting the foregoing, C4X shall provide to Company, for review and comment, drafts of filings relating to the C4X Patents no less than seven (7) days prior to making such filing. C4X shall (a) use best efforts to accommodate Company’s comments and suggestions in the Handling of C4X Patents (including with respect to Additional Countries) and (b) not take patent prosecution positions in any Additional Countries that would undermine or contradict positions taken in the prosecution of the C4X Patents in any Major Markets or other countries selected by Company or that would otherwise negatively impact the scope or validity of the C4X Patents in any Major Markets or other countries selected by Company.
11.1.2    Company shall have the right, but not the obligation, to take over prosecution and maintenance of the C4X Patents on a country-by-country basis, the costs of which shall be borne by Company. The Company may exercise such right at any time. If Company wishes to take over such prosecution and maintenance Company shall notify C4X and C4X shall, with the co-operation of Company, use commercially reasonable efforts to transfer such prosecution and maintenance within any timelines set out in such notice. Company shall provide C4X with copies of all material documents relating to the Handling of such Patents in a timely manner following C4X's request.
11.1.3    Should Company wish to exercise its right under Clause 11.1.2, C4X shall use commercially reasonable efforts to make available to Company its authorised attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Company in obtaining and maintaining the patent protection described under Clause 11.1.2. C4X further consents to the use by Company of the C4X Attorneys for the Handling of the C4X Patents. C4X shall execute or use commercially reasonable efforts to have executed all legal documents necessary to file and prosecute the applicable C4X Patents or to obtain or maintain such C4X Patents.
11.1.4    Should Company, following taking over the maintenance and prosecution of the C4X Patents, decide that it does not desire to Handle any C4X Patent, it shall promptly advise C4X thereof in writing in sufficient time as is reasonably needed so that C4X’s rights in such C4X’s Patent are not extinguished. C4X may thereafter Handle the same at C4X's own cost and expense, at its sole discretion.

11.1.5    Should C4X wish to exercise its right to Handle the C4X Patents under Clause 11.1.4, Company shall, at C4X’s cost, use commercially reasonable efforts to make available to C4X its authorised attorneys, agents or representatives, such of its employees as are reasonably necessary to assist C4X in obtaining and maintaining the patent protection described under Clause 11.1.4. Company shall execute or use commercially reasonable efforts to have executed all legal documents necessary to file and prosecute the applicable C4X Patents or to obtain or maintain such C4X Patents, at C4X’s cost.
11.1.6    As between the Parties, Company shall own all rights in and to any Company Applied Patents. Company shall have the first right, but not the obligation, to Handle Company Applied Patents, at its sole cost and expense.
11.1.7    As between the Parties, Company shall own all rights in and to any Joint Patents and such Joint Patents shall be deemed Company Applied Patents. C4X hereby assigns its entire interest in such Joint Patents to Company and shall execute, or cause its employees (or other persons with an obligation to assign their interest in such Joint Patents to C4X) to execute, any documents reasonably requested by Company to perfect Company’s title in such Joint Patents.
11.2    Cooperation
Each Party shall make available to the other Party (and to the other Party's authorised attorneys, agents or representatives) its employees, agents, subcontractors and consultants and relevant information and documentation in such Party's Control, in each case to the extent reasonably available, necessary and appropriate to enable the prosecuting Party to Handle Patents as set forth in Clause 11.1 and for periods of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate and without prejudice to Clause 11.1, each Party shall execute or use commercially reasonable efforts to procure the execution of all documents relating to such Patent applications or Patents at no charge to the other Party.
11.3    Infringement Claims
11.3.1    Infringement of Third Party Rights
(a)    Each Party shall promptly, but in any event no later than ten (10) days after receipt of notice of such action, notify the other in writing if any Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party, or any of their respective Affiliates or sublicensees or subcontractors, claiming infringement of its Patent rights or unauthorised use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialisation of a Licensed Product (an "Infringement Claim").
(b)    In the event that such Infringement Claim is brought (i) solely against Company in respect of a Licensed Product or Licensed Compound, (ii) jointly against Company and C4X in respect of a Licensed Product or Licensed Compound or (iii) solely against C4X in respect of a Licensed Product or Licensed Compound which claim against C4X, if successful, would adversely affect Company’s rights hereunder, then, in each case, Company shall have the first right but not the obligation to control the defence of such Infringement Claim. If Company assumes the defence of such Infringement Claim,

Company shall bear the costs of such defence (unless such Infringement Claim is indemnifiable by C4X pursuant to Clause 13.2). C4X will cooperate and assist Company in any such litigation controlled by Company and, unless such Infringement Claim is indemnifiable by C4X pursuant to Clause 13.2, Company shall reimburse C4X for any reasonable out of pocket costs in providing such assistance. For purposes of Clause 11, the Party that defends the Infringement Claim shall be referred to as the “Controlling Party”. In the event that Company is the Controlling Party in any action that was brought solely against C4X, C4X shall take actions to enable Company to assume control of such action, in the name of C4X if reasonably necessary.
(c)    In the event that such Infringement Claim is brought solely against C4X in respect of a Licensed Product or Licensed Compound, which claim, if successful, would not adversely affect Company’s rights hereunder, then C4X shall have the right but not obligation to defend such Infringement Claim at its sole expense, except to the extent such Infringement Claim is indemnifiable by Company pursuant to Clause 13.1. Company shall have the right to participate in (but not control), the defence of such action, at its cost and with its own counsel.
(d)    The Controlling Party will have the exclusive right to hire, dismiss and direct attorney(ies) and/or solicitor(s) to represent it (and in the event that the claim is brought against both Parties, to represent it and the other Party) with respect to the applicable Infringement Claims. The Controlling Party will have the exclusive right to settle any Infringement Claim without consent of the other Party, unless such settlement (i) would have an adverse impact on the other Party’s rights or ability to perform its obligations under this Agreement, (ii) makes any admission regarding wrongdoing by the other Party, or the invalidity, unenforceability or absence of infringement of any Licensed Technology, (iii) subjects the other Party to an injunction or other equitable relief, or (iv) obligates the other Party to make a monetary payment, in each such case of (i)-(iv), the consent of the other Party shall be required and shall not be unreasonably withheld or delayed. For purposes of clarity, any settlement that would involve the waiver of rights shall be deemed to have an adverse impact and shall require the consent of such other Party.
(e)    If Company wishes to assume control of the defence of any such Infringement Claim pursuant to Clause 11.3.1(b)(ii) or (iii), then Company may do so upon written notice to C4X. If Company does not exercise its right to control the defence of an Infringement Claim pursuant to Clause 11.3.1(b)(ii) or (iii), then the Parties shall jointly control the defence of such Infringement Claim. In such event, each Party shall have the right to retain its own counsel to participate in the defence of such Infringement Claim at its sole expense, and neither Party may settle such Infringement Claim without the consent of the other Party, which consent shall not be unreasonably withheld.
(f)    If either Party becomes engaged in or participate in any suit described in this Clause 11.3, the other Party shall cooperate, and shall cause its and its Affiliates' employees to cooperate, with such Party in all reasonable respects in connection therewith.
(g)    If, as a result of any Infringement Claim, any royalties or other Losses are payable to a Third Party as a result of the Development, Manufacture or Commercialisation of a Licensed Product in the Field, then Company shall be solely responsible for the payment of all such amounts, unless such Infringement Claim is indemnifiable by C4X pursuant to Clause 13.2. Any such royalties payable by Company shall be treated as a Third Party royalty payments subject to Clause 8.4.
11.3.2    Infringement by Third Parties
(a)    In the event that either Party becomes aware of actual or suspected infringement of C4X Patents or misappropriation of C4X Know-How by a Third Party, such Party shall provide written notice thereof to the other Party. In the event of such actual or suspected infringement or defence of declaratory judgement actions regarding Third Party infringement or misappropriation, or the validity or enforceability of the C4X Patents, the following provisions in this Clause 11.3.2 shall apply.
(b)    Company shall have the sole right to send written notices, warnings, or claims of infringement to such Third Party that may be infringing or misappropriating the C4X Patents, Company Applied Patents or C4X Know How. Company shall have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement or misappropriation and to resolve such matter by settlement or otherwise. In the event a declaratory judgement action is brought regarding such Third-Party infringement, misappropriation, or the validity or enforceability of the C4X Patents, Company shall have the right, but not the obligation to be the Controlling Party for such action, even if C4X is the named defendant.
(c)    Company shall be responsible for all costs and expenses of any action or proceeding that Company initiates and maintains C4X shall cooperate fully as may be reasonably requested by Company upon reasonable notice, including by joining as a party claimant if required to do so by Applicable Laws to maintain such action or proceeding, to collect for Company's sole and exclusive benefit any and all damages, profits and awards of any nature recoverable for such infringements, by executing and making available such documents as Company may reasonably request, and by performing all other acts which are or may become necessary to vest in Company the right to institute any such suit, including by using commercially reasonable efforts to obtain any necessary joinder and/or cooperation in any such action or proceeding from applicable Third Parties. Company shall reimburse C4X for its reasonable out-of-pocket expenses in providing such cooperation.
(d)    If the Parties obtain any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) from a Third Party in connection with a suit brought by a Party pursuant to this Clause 11.3.2, such amounts shall be allocated as follows: (i) in all cases to reimburse each Party for all expenses of such litigation, including reasonable attorneys' fees and disbursements, court costs and other litigation expenses (except attorneys’ fees incurred pursuant to Clause 11.3.3) and (ii) the balance shall be retained by Company, with Company paying a Royalty on such recovery as if such recovery were Net Sales of Licensed Product hereunder.
11.3.3    Right to Participate. C4X may, at its option and cost, participate in an advisory (and not controlling) capacity in any action brought pursuant to Clause 11.3 in which Company is the Controlling Party.

11.4    Patent Term Extensions
C4X shall and shall use reasonable efforts to procure that its Affiliates and any relevant Third Parties cooperate fully with Company to obtain any Patent term extensions, adjustment, restorations or supplemental protection certificates, including making available all required regulatory data and information under its Control and executing any required authorisations. All reasonable out-of-pocket expenses incurred by C4X in connection with cooperation under this Clause 11.4 shall be borne by Company.
12.    CLAUSE 12: REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
12.1    Representations and Warranties
12.1.1    Mutual Representations and Warranties
Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:
(a)    such Party is duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation or organisation, as applicable. Such Party has full corporate (or other organisational) right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the rights, licenses and sub-licenses granted pursuant to this Agreement,
(b)    this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and general principles of equity. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it (or any of its Affiliates) is a Party or by which it (or any of its Affiliates) is bound, nor, to its knowledge, violate any Applicable Law of any Governmental Authority having jurisdiction over it (or any of its Affiliates),
(c)    the Person executing this Agreement on behalf of such Party is duly authorised to do so by all requisite corporate action (or other organisational action, as applicable), and
(d)    each Party has obtained all necessary consents, approvals and authorisations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement.
12.1.2    Additional Representations and Warranties of C4X
C4X hereby represents and warrants to Company that, as of the Effective Date:
(a)    except as set forth on Schedule 7, C4X exclusively owns all right, title and interest in and to the Licensed Technology, free and clear of all liens, security interests and encumbrances, except for the license granted to Company herein. Schedule 7 sets forth a true and complete list of all (i) existing licenses and CMO agreements relating to the Licensed Technology and (ii) any other agreements with respect to the Licensed Technology that could impact Company’s Development or Commercialization of the Licensed Compounds or Licensed Products,
(b)    no existing licenses, CMO or other agreements relating to the Licensed Technology will impact Company’s rights herein or impose any obligations on Company, unless such agreements are transferred to Company pursuant to Clause 6.12,
(c)    all the C4X Patents existing as of the Effective Date are identified in Schedule 1,
(d)    the contents of the Data Room are accurate and complete in all material respects,
(e)    C4X has not withheld from Company any material information relating to the Licensed Technology which would result in the contents in the Data Room or the statements contained herein being misleading,
(f)    C4X has not received written notice from a Third Party alleging that the practice of the C4X Patents or the Licensed Technology infringe the Patent or other proprietary rights of such Third Party,
(g)    C4X has not received any claim made against it in writing asserting the invalidity or unenforceability of any of the C4X Patents (excluding any search reports and correspondence or communications with patent offices), and no claim or demand of any Person has been asserted in writing to C4X that challenges C4X’s ownership of or the rights of C4X to use or license any of the Licensed Technology,
(h)    C4X has not granted any Third Party (including any Affiliate or investor in C4X) any right, title or interest to, or any encumbrances over, the Licensed Technology, and
(i)    C4X its Affiliates, and any inventors of the C4X Patents have complied with their duty of candor and disclosure to the United States Patent and Trademark Office ("USPTO”) with respect to those C4X Patents being prosecuted in the United States, and have also complied with any similar rules applicable in any relevant foreign patent office where C4X Patents are being prosecuted, and all material prior art to the C4X Patents has been cited the USPTO,
(j)    C4X does not have any actual knowledge that the development manufacture, sale or commercialisation of the C4X_3256 would infringe any Intellectual Property Rights of any Third Party,
(k)    C4X has not misappropriated trade secrets or misused the confidential information of any Third Party in developing the Licensed Technology,
(l)    C4X does not have actual knowledge that a Third Party is infringing or misappropriating the Licensed Technology (for clarity C4X has not conducted any literature searches or competitor analysis),
(m)    C4X has taken reasonable measures to protect the confidentiality of the C4X Know How and, to C4X’s knowledge, the C4X Know How remains a protected trade secret of C4X,

(n)    all applications, filings, registrations, renewals and fees payable in respect of the C4X Patents have been made/paid when due and none is outstanding.
12.1.3    Additional Representations and Warranties of Company
Company hereby represents and warrants to C4X that, as of the Effective Date, it:
(a)    has the financial, technical and human resources and expertise to comply with its obligations hereunder, and
(b)    does not have any actual knowledge that it does Control or otherwise have any rights in any compound that has the Mechanism of Action.
12.2    Disclaimer
12.2.1    C4X has not conducted human clinical testing of any Licensed Product.
12.2.2    Save as expressly provided in Clause 12.1.2, to the fullest extent permissible by law, and save as expressly set forth above, C4X does not make any warranties of any kind including warranties with respect to:
(a)    merchantability or fitness for a particular purpose of the Data,
(b)    the Data not being subject to errors or defects,
(c)    the quality of the Licensed Technology,
(d)    the suitability of the Licensed Technology for any particular use,
(e)    whether use of the Licensed Technology and/or Data will infringe Third Party rights, or
(f)    whether any relevant Patent applications will be granted or the validity of any Patent that issues in response to such applications.
12.2.3    Each Party acknowledges that the Licensed Technology and the Development (including without limitation any clinical trials) is experimental and exploratory in nature and that neither C4X nor Company makes any representation or warranty that it shall be successful nor that it shall result in any Licensed Products or Commercialisation.
12.2.4    Except as otherwise provided in this Agreement, the foregoing representations and warranties are the sole and exclusive representations and warranties, express, statutory or implied and whether written or oral related to the subject matter of this Agreement, including without limitation, warranties of merchantability or fitness for a particular purpose of products (including Licensed Products) or non-infringement. Further, any advice given to Company under Clauses 6.2.5 and/or 6.3.2 by C4X comes with no representations or warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose or non-infringement.

12.2.5    Company acknowledges that it has relied solely upon (a) its own investigation and analysis, (b) the representations and warranties of C4X expressly set forth in this Agreement and (c) the contents of the Data Room in entering into this Agreement.
12.3    Undertakings of C4X
C4X shall, during the Term:
12.3.1    not assign, transfer, convey or otherwise encumber its right, title and interest in the Licensed Technology without the prior written consent of Company, except (a) as expressly set forth in Clause 28 and (b) C4X may assign its rights to payments or revenues hereunder,
12.3.2    not grant any rights to any Third Party in or relating to the Licensed Technology that are inconsistent with, or impose any limitations on, the license granted to Company herein,
12.3.3    comply with all Applicable Laws in connection with the performance of its obligations hereunder, and
12.3.4    not to employ or directly or indirectly solicit or endeavour to entice away from the employment of Company any of Company’s employees, contractors or consultants, either now or in the future, involved in the Commercialisation of the Licensed Compounds or Licensed Products.
C4X shall deliver to Company one copy of a compact disc or DVD-ROM containing a true, correct and complete copy of the materials in the Data Room no more than ten (10) days after the Effective Date.
12.4    Undertakings of Company
Company shall, during the Term:
12.4.1    comply with all Applicable Laws in the Development, Manufacturing, Commercialisation and disposal of the Licensed Products and the elements contained therein,
12.4.2    to the extent permitted by Applicable Law, notify C4X in writing after Company determines that a clinical trial for a Licensed Product or Licensed Compound will be put on a long-term or indefinite hold or will be terminated. Company will use its best efforts to notify C4X within forty-eight (48) hours of making such determination, and
12.4.3    not employ or directly or indirectly solicit or endeavour to entice away from the employment of C4X any of C4X's employees, contractors or consultants involved in the discovery and development of Licensed Compounds.
13.    CLAUSE 13: INDEMNIFICATION
13.1    Indemnification by Company
Company shall defend, indemnify and hold harmless C4X and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns ("C4X Indemnitees") from and against all Third Party Claims, and all associated Losses arising out of (a) Company's negligence, recklessness or wilful misconduct in performing any of its obligations under this Agreement, (b) a breach by Company of any of its representations, warranties, covenants or obligations under this Agreement, and (c) the Development, Manufacture, use, or Commercialisation of the Licensed Compounds and/or Licensed Products by, or on behalf of, Company, its Affiliates and/or its Sublicensees, provided, however, that in all cases referred to in this Clause 13.1, Company shall not be liable to indemnify C4X Indemnitees for any Losses of C4X Indemnitees to the extent that such Losses are indemnifiable by C4X pursuant to Clause 13.2.
13.2    Indemnification by C4X
C4X shall defend, indemnify and hold harmless Company and its Affiliates and each of their officers, directors, shareholders, and employees successors and permitted assigns ("Company Indemnitees") from and against all Third Party Claims, and all associated Losses arising out of (a) C4X's negligence, recklessness or wilful misconduct in performing any of its obligations under this Agreement, or (b) a breach by C4X of any of its representations or warranties, covenants or obligations under this Agreement, provided however, that in all cases referred to in this Clause 13.2, C4X shall not be liable to indemnify Company Indemnitees for any Losses of Company Indemnitees to the extent that such Losses of Company Indemnitees are indemnifiable by Company pursuant to Clause 13.1.
13.3    Procedure for Indemnification
13.3.1    Each Party, on behalf of itself and its respective C4X Indemnitees or Company Indemnitees (each such Person, an "Indemnitee"), shall provide the other Party (“Indemnifying Party") prompt written notice of any Claim for which such Indemnitee intends to seek indemnification under this Agreement, provided, however, that failure to give such notification shall not affect each applicable Indemnitee's entitlement to indemnification (or the corresponding indemnifying Party's indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnifying Party shall have the initial right (but not obligation) to defend any Claim for which an Indemnitee seeks indemnification under this Agreement as contemplated in the preceding sentence so long as the Indemnifying Party provides notice of its assumption of defence within thirty (30) days of receiving such indemnification notice. If the Indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defence of such a Claim, C4X Indemnitee(s) or Company Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim at the Indemnifying Party’s cost, subject to the terms hereof.
13.3.2    The Indemnifying Party may enter into any settlement with respect to, any such Claim for which it has assumed defence, provided that such settlement (a) includes an unconditional release of the Indemnitee from any and all liability to any Third Party, (b) does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein, (c) does not involve any injunctive or other equitable relief which would be imposed on Indemnitee, and (d) does not provide for any finding or admission of a violation of law or violation of the rights of any Person by the Indemnitee or any of its Affiliates. The Indemnitee, its employees, agents and Affiliates shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defence of any action, claim or liability covered by this indemnification. The Indemnitee shall have the right, but not the obligation to be represented by counsel of its own selection and at its own expense.

13.3.3    Notwithstanding Clauses 13.3.1 and 13.3.2, upon written notice to the Indemnifying Party, an Indemnitee shall be entitled to assume the defence of any Third Party Claim for which it has sought indemnification hereunder, in which case the Indemnifying Party shall be relieved of liability under Clause 13.1 or 13.2, as applicable, solely for such Third Party Claim and related Losses. In such event, the Indemnitee may enter into any settlement with respect to, such Third Party Claim, provided that such settlement (a) does not adversely affect the Indemnifying Party’s rights hereunder or impose any obligations on the Indemnifying Party in addition to those set forth herein, (b) does not involve any injunctive or other equitable relief which would be imposed on Indemnifying Party, and (c) does not provide for any finding or admission of a violation of law or violation of the rights of any Person by the Indemnifying Party or any of its Affiliates.
14.    CLAUSE 14: LIABILITY
14.1    Subject to Clause 14.2, under no circumstances shall either Party be liable to the other Party under any legal or equitable claim or cause of action, whether in contract, tort or otherwise, for indirect, special or consequential damages (including, without limitation, loss of profits).
14.2    Notwithstanding any other provision of this Agreement, the liability of the Parties shall not be limited in any way in respect of the following:
14.2.1    death or personal injury caused by negligence,
14.2.2    fraud or fraudulent misrepresentation, or
14.2.3    any other losses which cannot be excluded or limited by Applicable Laws.
15.    CLAUSE 15: SET-OFF
15.1    Subject to Clauses 8.4.1 and 15.2, each Party must pay all sums that it owes to the other Party under this Agreement free and clear without any set-off, counterclaim, deduction or withholding of any kind, save as may be required by law.
15.2    The Parties acknowledge and agree that if C4X should breach its obligations in Clauses 2.5.1 and/or 10, any award of damages that C4X owes to Company may be set off from any amount due to C4X from Company.
16.    CLAUSE 16: ANTI-BRIBERY
16.1    Each Party shall comply with applicable Bribery Legislation, including ensuring that it has in place adequate procedures to ensure compliance with the Bribery Legislation and each shall ensure that:
16.1.1    all of such Party’s personnel,
16.1.2    all others associated with such Party, and
16.1.3    each of such Party’s sub-contractors,

involved with this Agreement so comply. The expressions 'adequate procedures' and 'associated' shall be construed in accordance with the Bribery Act 2010 and documents published by or on behalf of the applicable Governmental Authority in connection with it.
16.2    Without limitation to Clause 16.1, neither Party shall make or receive any bribe (as defined in the Bribery Act 2010) or other improper payment, or allow any such to be made or received on its behalf, either in the UK or elsewhere, and will implement and maintain adequate procedures to ensure that such bribes or payments are not made or received directly or indirectly on its behalf.
17.    CLAUSE 17: TERM
The term of this Agreement shall commence on the Effective Date and shall continue on a Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term with respect to such Licensed Product anywhere in the world (the "Term"), in each case, unless earlier terminated by a Party in accordance with Clause 18. Upon expiration of this Agreement with respect to a Licensed Product, Company shall have a non-exclusive, perpetual, fully paid-up, royalty-free license of the scope described in Clause 2.1 above.
18.    CLAUSE 18: TERMINATION
18.1    Both Parties
18.1.1    Subject to Clause 18.1.2, without prejudice to any other rights under this Agreement, each Party shall be entitled to terminate this Agreement with immediate effect by written notice to the other Party in the event that the other Party commits a material breach of its obligations under this Agreement (being one that deprives such Party of the whole or substantially the whole of its benefit under this Agreement) and fails to cure such breach within six months after receipt of a written notice thereof from the Party not in breach giving full particulars of the breach and requiring it to be remedied.
18.1.2    Without prejudice to any other rights that C4X may have under this Agreement, the Parties acknowledge and agree that C4X may only terminate this Agreement for material breach of Company's obligations under Clause 7.2 ("Diligence Obligations"), until the date upon which Company or any of its Affiliates, or Sublicensees achieves the first commercial sale of any Licensed Product to a Third Party in the US following the applicable Regulatory Approval of the Licensed Product in the US. Following such date, C4X may no longer terminate this Agreement for material breach of the Diligence Obligations.
18.2    C4X Termination. Without prejudice to any other rights under this Agreement, C4X shall have the right to terminate this Agreement immediately:
18.2.1    upon (a) the insolvency of, assignment for the benefit of creditors by, or the initiation of insolvency proceedings by Company or (b) the initiation of insolvency proceedings against Company without Company’s consent if such proceeding is not dismissed within 90 days, or
18.2.2    if Company opposes or challenges the validity of the Licensed Technology.
18.3    Company Termination. Without prejudice to any other rights under this Agreement, Company shall have the right to terminate this Agreement in its entirety or with respect to one or more countries or Products, without cause, upon ninety (90) days’ prior written notice to C4X. Company shall include in such notice whether or not the applicable Licensed Product is Viable.
18.4    The Parties acknowledge and agree that upon the insolvency of, assignment for the benefit of creditors by, or the initiation of administration proceedings by or against, C4X this Agreement shall not terminate and shall remain in full force and effect in accordance with the terms hereof.
19.    CLAUSE 19: EFFECTS OF TERMINATION
19.1    The following provisions in this Clause 19 shall apply upon termination of this Agreement by C4X under Clause 18.1 or 18.2 or by Company under Clause 18.3 (without prejudice to any other remedies which may be available to a Party under Applicable Laws or in equity).
19.1.1    Termination of Rights and Licenses
In the event that this Agreement is terminated in pursuant to Clause 18.1 or 18.2 by C4X or by Company pursuant to Clause 18.3 in its entirety or in respect of certain Licensed Products, all rights and licenses granted to Company in respect of the Licensed Products subject to such termination shall terminate as of such termination date, and Company shall (and shall procure that its Affiliates and Sublicensees shall) immediately cease Developing, Manufacturing and Commercialising such Licensed Product (except as otherwise set forth in this Clause 19.1). Notwithstanding the foregoing, Company may complete and sell any work-in-progress and inventory of the Licensed Products that exist as of the termination date for a period of six (6) months after the termination date, provided that Company pays C4X the applicable amounts due on such sales of Licensed Products in accordance with Clause 8. Upon expiration of such six (6) month period, at C4X's option, Company shall sell to C4X at cost any stock of Licensed Product remaining.
19.1.2    Company Obligations
In the event that this Agreement is terminated (a) pursuant to Clause 18.1 or 18.2 by C4X or (b) pursuant to Clause 18.3 by Company with respect to a Licensed Product that is Viable, Company shall:
(a)    subject to Clause 19.1.2(b), at Company's cost and expense, bring to a close any existing clinical trial for the Licensed Product(s) subject to such termination in a controlled and ordered manner and at all times in accordance with the directions and guidance of the relevant Governmental Authority,
(b)    if so requested by C4X, assign and transfer to C4X, at C4X's cost and expense, to the extent assignable by Company in accordance with Applicable Laws, the management and continued performance of any clinical trials for any Licensed Product that is subject to such termination ongoing as of the effective date of such termination (provided that if the management and continued performance thereof is not assignable, then at the request of C4X, Company shall be responsible for completing (in accordance with the established protocols and its customary business practices) such clinical trials),
(c)    use reasonable efforts to assign and transfer to C4X, within sixty (60) days of the date of termination, any and all Regulatory Approvals and Regulatory Materials for the Licensed Products subject to such termination,

(d)    to the extent that any of the foregoing items set forth in this Clause 19.1.2 are owned or otherwise controlled by an Affiliate or Sublicensee of Company, use reasonable efforts to procure that such Affiliate or Sublicensee make the assignments to C4X or otherwise meets the obligations as set forth in this Clause 19.1.2,
(e)    grant to C4X a non-exclusive, irrevocable, transferable, royalty-free license (or sub-license as applicable), solely in the country(ies) that the license granted in Clause 2 has been terminated, with unrestricted rights to sub-license and sub-contract to use any and all (i) Company Applied Patents exclusively related to the Licensed Compounds and Company Applied Know-How exclusively related to the Licensed Compounds, in each case to Develop, make, use, import, sell and offer for sale Licensed Product in the Field, and (ii) other Intellectual Property Rights owned by Company and exclusively related to the Licensed Products (including any trade mark or brand name, being a Licensed Product Trade Mark or otherwise) to use, research, develop, have developed, make, have made, sell, offer to sell, import, export or otherwise dispose of any Licensed Products. For clarity, the use of any trade mark or brand name under this Clause 19.1.2(e), shall exclude any general corporate branding, such as Company's company name and logo or the company name and logo of its Affiliates,
(f)    within a reasonable time after such termination, use commercially reasonable efforts to assist Company in identifying the Company Applied Patents and accessing any documentation reasonably necessary to allow C4X to enjoy its non-exclusive license rights under Clause 19.1.2(e), and
(g)    with respect to any Company Applied Know-How referenced in Clause 19.1.2(e), (i) deliver to C4X a copy of the physical embodiment of such Company Applied Know-How exclusively related to the Licensed Compound and is embodied in documents or biological or chemical materials, and to the extent that such Company Applied Know-How is not fully embodied in documents or biological or chemical materials, Company shall procure that its employees and agents who have knowledge of such Company Applied Know-How use commercially reasonable efforts to fully embody the same and (ii) provide such technical assistance and documentation (including the Drug Master File) as is necessary to enable transfer of the Manufacturing technology to C4X's chosen Third Party manufacturer.
(h)    In the event this Agreement is terminated (a) pursuant to Clause 18.1 or 18.2 by C4X or (b) pursuant to Clause 18.3 by Company with respect to a Licensed Product that is not Viable, the Company shall fulfil the obligations set forth in sub-Clauses (c), (d), (e), (f), and (g) above.
19.1.3    Return of Confidential Information
Upon termination of this Agreement in its entirety pursuant to Clause 18.1 or 18.2 by C4X or by Company pursuant to Clause 18.3, Company shall, at C4X’s option, either return to C4X all tangible Confidential Information disclosed to Company by or on behalf of C4X or destroy such Confidential Information, provided that Company shall have the right to retain one (1) copy of the Confidential Information in a secure location solely for purposes of identifying its confidentiality obligations under Clause 10. Upon termination by C4X or by Company, Company shall use reasonable efforts to delete all electronic copies of such Confidential

Information from its systems (other than Confidential Information stored on electronic archival, back-up, security, or disaster recovery systems). Upon termination, C4X shall, at Company’s option, either return to Company all tangible Confidential Information disclosed to C4X by or on behalf of Company (including all copies thereof) or destroy such Confidential Information, provided that C4X shall have the right to retain one (1) copy of the Confidential Information in a secure location solely for purposes of identifying its confidentiality obligations under Clause 10. C4X shall use reasonable efforts to delete all electronic copies of such Confidential Information from its systems other than Confidential Information stored on electronic archival, back-up, security, or disaster recovery systems).
19.1.4    Company Applied Patents
Nothing in this Agreement shall require Company to assign or transfer any rights in the Company Applied Patents to C4X.
19.2    Accrued Rights
Termination or expiration of this Agreement for any reason will be without prejudice to and shall not affect any accrued rights, remedies and/or liabilities of either Party at any time up to the date of termination or expiry of this Agreement. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement nor shall it relieve Company of any obligation to make payments under Clauses 8.2 and 8.3 in respect of Development Milestone Events and Sales Milestones achieved or Net Sales of the Licensed Product made up to the effective date of termination or pursuant to Clause 19.1.1.
19.3    Survival
The following Clauses, together with any definitions used and Schedules referenced therein, will survive any termination or expiration of this Agreement: Clauses 1, 2.6, 8.4, 9.4.2, 10, 11.1.4, 11.1.5, 11.1.6, 11.1.7, 11.3, 12.2, 13, 14, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 30, 31, 32, 34, 35, 36 and 37.
20.    CLAUSE 20: DISPUTE RESOLUTION
20.1    The Parties recognise that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Clause 20 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement.
20.2    With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a designee from senior management with decision-making authority (the "Designee") for attempted resolution by good-faith negotiations within [***] days after such notice is received.
20.3    If the Designees are not able to resolve such dispute referred to them under Clause 20.2 within such [***] day period, then the dispute shall be referred to the respective Chief Executive Officers of the Parties.

20.4    If the Chief Executive Officers are not able to resolve such dispute referred to them under Clause 20.3 within a [***] day period from the date of such referral to the Chief Executive Officers, then the dispute shall be referred to the respective Chairs of the Board of the Parties.
20.5    If the Chairs of the Board cannot resolve the dispute within [***] days of it having been referred to them the matter may be submitted for litigation in accordance with the terms of this Agreement save that any matters that are specifically stated herein to be for reference for determination by an Expert, shall be so referred to the Expert.
21.    CLAUSE 21: INJUNCTIVE RELIEF
Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary or permanent injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party's performance of its obligations under this Agreement and, for clarity, the Parties are not required to comply with Clause 20 before seeking interim injunctive relief.
22.    CLAUSE 22: INSURANCE
Each Party shall, during the Term and [***] years thereafter, carry comprehensive insurance and in such amounts as a prudent business person would carry to cover such Party’s obligations under this Agreement.
23.    CLAUSE 23: ENTIRE AGREEMENT
23.1    This Agreement (including the Schedules) contains all the terms agreed by the Parties in relation to its subject matter and supersedes any and all prior agreements, understandings or arrangements between them, whether oral or in writing in relation to such matters. Without limiting Clause 14.2 neither Party shall have any right or liability in respect of any statement, representation or promise made prior to the date of this Agreement. Nothing herein shall prevent or restrict either Party's rights to pursue remedies for breach provided for in this Agreement. The Parties acknowledge and agree that Third Party Claims shall be exclusively governed by Clause 13.
23.2    Each Party acknowledges and accepts that, in entering into this Agreement, it has not relied upon any statement, representation, warranty or promise except as set out in this Agreement.
24.    CLAUSE 24: FORCE MAJEURE
The failure of either of the Parties to perform any obligation under this Agreement solely by reason of Force Majeure shall not be deemed to be a breach of this Agreement, provided, however, that the Party so prevented from complying herewith shall continue to take all reasonable actions within its power to comply as fully as possible herewith.
25.    CLAUSE 25: NOTICES
Any notice or written communication given under or in relation to this Agreement shall be in writing and sent to a Party's address as set forth below or to such other address as it has previously notified to the sending Party in writing Notices may be given, and shall be deemed received by express courier service (signature required), the next Business Day, by registered or certified mail (return receipt requested or its equivalent), seven (7) Business Days after posting, and by hand, upon delivery.
Notices sent to C4X shall be addressed to:
C4X Discovery Limited
Manchester One
53 Portland Street
Manchester
M1 3LD
Notices sent to Company shall be addressed to:
Indivior UK Limited
103-105 Bath Road
Slough, Berkshire
SL1 SUH
Attention: Assistant General Counsel, EMEA
With a copy to:
Indivior Inc.
10710 Midlothian Turnpike
Suite 430
North Chesterfield, VA 23235
Attention: Chief Legal Officer
and
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: [***]
26.    CLAUSE 26: INDEPENDENT CONTRACTORS
For the purposes of this Agreement, each Party shall be an independent contractor and nothing in this Agreement shall create a partnership or joint venture. Neither Party is an agent or employee of the other Party and neither Party shall have the authority or power to make any statements, representations or commitments of any kind, nor to take any action which is binding on the other Party, except as may be explicitly provided for herein or authorised by the other Party in writing.
27.    CLAUSE 27: RECORDATION
Company may, at its cost and discretion, record in any country the license granted herein, including by use of a short form document, as permitted or required by Applicable Law or otherwise, including recording a security interest in those jurisdictions which permit a licensee to do so. C4X hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as C4X’s agent and attorney-in-fact to execute such documents and to do all other acts necessary or useful to record the license granted herein. C4X shall, upon request and at Company’s cost, give to Company such reasonable assistance as Company may reasonably request in connection with recording the license.
28.    CLAUSE 28: ASSIGNMENT
28.1    This Agreement and all rights and obligations hereunder are personal to the Parties hereto and may not be assigned, novated or subcontracted without the prior written consent of the other Party hereto, except (a) as set forth in Clauses 2.2 and 12.3 and (b) either Party shall be entitled to assign, novate, subcontract or delegate this Agreement (in whole or in part) to a Third Party taking over all or substantially all of its business or, subject to Clause 28.2, to an Affiliate of such Party provided such Affiliate or Third Party agrees to be bound by all terms and conditions hereof. The identity of such Affiliate or Third Party to whom a Party assigns, novates or subcontracts this Agreement in accordance with the foregoing shall be disclosed in writing to the other Party upon such assignment, novation or subcontracting. Except as expressly set out herein, any assignment or sub-contracting, or attempt at the same, in the absence of such prior written consent shall be void and without effect.
28.2    Company acknowledges and agrees that to the extent that any of Company's obligations herein are sublicensed, sub-contracted or delegated to an Affiliate of Company, Company shall be responsible for any breaches by such Affiliate to such obligations as if such breach was committed by Company.
29.    CLAUSE 29: COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.
30.    CLAUSE 30: FURTHER ASSURANCE
Each of the Parties shall take, or cause to be taken, all actions necessary, proper, or advisable under Applicable Laws to give effect to the provisions of this Agreement. Without limiting the foregoing, each Party shall, at its own cost and expense, use commercially reasonable efforts procure that any necessary Third Party shall, promptly execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.
31.    CLAUSE 31: THIRD PARTY RIGHTS
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Parties shall have any rights under it.
32.    CLAUSE 32: SEVERABILITY
32.1    If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.
32.2    If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith and acting reasonably in order to agree the terms of a mutually acceptable alternative provision.
33.    CLAUSE 33: EXPENSES
Except as expressly provided for in this Agreement, each Party shall pay its own costs and expenses incurred in connection with negotiating, preparing and executing this Agreement.
34.    CLAUSE 34: VARIATION
No variation of or amendment to this Agreement shall be effective unless made in writing and signed by authorised representatives of the Parties.
35.    CLAUSE 35: WAIVERS
The failure or delay of either Party to enforce or to exercise, at any time or for any period of time, any term of or any right, power or privilege arising pursuant to this Agreement does not constitute and shall not be construed as a waiver of such term, right, power or privilege and shall in no way affect either Party's right later to enforce or exercise it, nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.
36.    CLAUSE 36: GOVERNING LAW
This Agreement and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.
37.    CLAUSE 37: JURISDICTION
The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement, its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorised representatives.
SIGNED for and on behalf of C4X DISCOVERY LIMITED

/s/ Craig Fox
Name:	Craig Fox
Title:	Chief Scientific Officer
Date:	3/28/2018

/s/ Brad Hoy
Name:	Brad Hoy
Title:	Chief Financial Officer
Date:	3/28/2018
SIGNED for and on behalf of INDIVIOR UK LIMITED

/s/ Gilles Picard
Name:	Gilles Picard
Title:	SVP, Strategy & EMEA, Commercial
Date:	43187

SCHEDULES LIST
1 - C4X Patents
2 - Expert
3 - Inventory
4 - Bi-Annual Report
5 - C4X Press Release
6 - Data Room Index
7- Material Agreements

SCHEDULE 1
C4X PATENTS
1.    Patents covering potential PET ligand C4X_3172 and backup compounds (‘ethyl case’) - PCT published as WO 2016/034882 on 10 March 2016.

Country	Application no	Filing date	Priority Date	Status	Estimated Expiry date #
AU	2015310662	03-Sep-15	03-Sep-14	pending	03-Sep-35
BR	112017004173-1	03-Sep-15	03-Sep-14	pending	03-Sep-35
CA	2959942	03-Sep-15	03-Sep-14	pending	03-Sep-35
CN	2015800576964	03-Sep-15	03-Sep-14	pending	03-Sep-35
EA*	201790519	03-Sep-15	03-Sep-14	pending	03-Sep-35
EP**	EP157626789	03-Sep-15	03-Sep-14	pending	03-Sep-35
GB***	1516146.6	03-Sep-15	03-Sep-14	pending	03-Sep-35
HK****	TBC	03-Sep-15	03-Sep-14	pending	03-Sep-35
ID	P00201702070	03-Sep-15	03-Sep-I4	pending	03-Sep-35
IL	250883	03-Sep-15	03-Sep-14	pending	03-Sep-35
IN	201727008919	03-Sep-15	03-Sep-14	pending	03-Sep-35
JP	2017-513035	03-Sep-15	03-Sep-14	pending	03-Sep-35
KR	2017-7008975	03-Sep-15	03-Sep-14	pending	03-Sep-35
MX	MX/A/2017/002877	03-Sep-15	03-Sep-14	pending	03-Sep-35
MY	2017700738	03-Sep-15	03-Sep-14	pending	03-Sep-35
NZ	730422	03-Sep-15	03-Sep-14	pending	03-Sep-35
PCT	PCT/GB2015/052546	03-Sep-15	03-Sep-14	converted	03-Sep-35
PH	12017500401	03-Sep-15	03-Sep-14	pending	03-Sep-35
SO	11201701715P	03-Sep-15	03-Sep-14	pending	03-Sep-35
US	15/508,392	03-Sep-15	03-Sep-14	pending	03-Sep-35
ZA	2017/01644	03-Sep-15	03-Sep-14	pending	03-Sep-35
# Standard 20-yearpatent term. Does not include potential additional 5 year SPC/PTA extension
*EPC states in which the EP patent is to be validated have not yet been nominated
**Eurasian (EA) states are Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan and Turkmenistan. *** Separate GB filing allows prosecution strategy to be tested ahead of EP prosecution - granted GB patent may be achieved via GB application or EPO validation
****HONG KONG PATENT APPLICATION WILL BE OBTAINED VIA CHINA PROSECUTION

2.    Patents covering C4X_3256 and analogue compound (primary ‘methyl’ case) - PCT published as WO 2017/129829 on 03 August 2017.

Country	Application no	Filing date	Priority Date	Status	Estimated Expiry date #
PCT	PCT/EP2017/051960	30-Jan-17	29-Jan-16	Published	30-Jan-37
For information national phase nomination will be due 30 months after priority date - August 2018
3.    Priority filings covering novel analogues of C4X_3256.

Country	Application no	Filing date	Priority Date	Status	Estimated Expiry date #
GB	1712388.6		01-Aug-17	pending	01-Aug-38
GB	1712390.2		01-Aug-17	pending	01-Aug-38
GB	1712392.8		01-Aug-17	pending	01-Aug-38
GB	1712393.6		01-Aug-17	pending	01-Aug-38
GB	1712394.4		01-Aug-17	pending	01-Aug-38
GB	1712395.1		01-Aug-17	pending	01-Aug-38

SCHEDULE 2
EXPERT
If any Party wishes to appoint an independent expert (the "Expert") to resolve any matter pursuant to Clauses 9.4.2, 9.4.3(a), or 20.5, of this Agreement, the following procedures will apply:
1.    The Party wishing to appoint the Expert (the "Appointing Party") will serve a written notice on the other Party (the "Responding Party"). The written notice will specify the Clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination.
2.    The relevant Parties shall within [***] days following the date of the Appointing Party's written notice use commercially reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the relevant Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the President (for the time being) of the Licensing Executives Society Britain and Ireland upon written request of a Party.
3.    Each Party will, within [***] days following appointment of the Expert, prepare and submit to the Expert and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.
4.    Each Party will have [***] days following receipt of the other Party's written statement to respond in writing thereto. Any such response shall be submitted to the other Party and the Expert.
5.    The Expert will if he/she deems appropriate be entitled to seek clarification from each Party as to any of the statements or proposals made by such Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/her determination.
6.    The Expert will issue his/her decision on the matter(s) referred to him/her in writing as soon as reasonably possible, but at latest within [***] months following the date of his/her appointment. The Expert's decision shall (except in the case of manifest error) be final and binding on the Parties.
7.    The Expert will at all times act as an independent and impartial expert and not as an arbitrator.
8.    The Expert's charges will be borne as he/she determines in his/her written decision.

SCHEDULE 3
INVENTORY
[*** fifteen (15) pages ***]

SCHEDULE 4
BI-ANNUAL REPORT
The Bi-Annual Report shall include the following information –
1.    the Development activities undertaken by or on behalf of Company in the previous six (6) months including but not limited to updates or regulatory and Manufacturing progress pertaining to Licensed Product,
2.    Development, regulatory and Manufacturing activities relating to the Licensed Products planned for the next 6 months,
3.    the status of and strategy relating to any Company Applied Patents,
4.    the status of and strategy relating to the C4X Patents,
5.    details of any changes to the Development Plan (including reasons for such changes),
6.    Regulatory Submissions update,
7.    once initiated, a detailed update on Commercialisation,
8.    chemistry, manufacturing and controls activity updates relating to Licensed Products, and
9.    pharmacovigilance update relating to Licensed Products

SCHEDULE 5
C4X PRESS RELEASE
C4X Discovery Holdings plc
("C4XD" or the "Company")
C4X Discovery signs licensing agreement with Indivior for addiction programme worth up to $294m
—     C4XD receives $10 million upfront, potential milestones totalling $284 million plus royalties
29 March 2018 - C4X Discovery Holdings plc (AIM: C4XD), a pioneering drug discovery company, today announces that it has signed a licensing agreement with Indivior UK Limited ("Indivior") to further develop and commercialise C4XD's oral Orexin-1 receptor antagonist ("C4X3256") for the treatment of addiction. C4X3256 aims to treat addiction by targeting the "craving" process itself and, therefore, can be applied across a broad range of substance use disorders. The treatment of addiction represents a substantial area of unmet medical need, forecast to be worth an estimated $13 billion per annum in 20181.
Under the terms of the agreement, C4XD will receive an upfront payment of $10 million and could receive up to $284 million of potential development, regulatory and commercialization milestones in addition to royalties. In turn, Indivior receives a global and exclusive license to C4X3256 and all other compounds in the same patent family and is responsible for the cost and execution of all further development of C4X3256. The agreement covers the development of Orexin-1 antagonists for multiple indications
C4X3256 has the potential to represent a major new method of treating addiction and related disorders. The Orexin-1 receptor is considered to be central to the brain's craving and reward pathways but to date a lack of specificity has hindered clinical development. C4XD's drug discovery engine has allowed the discovery of a highly specific Orexin-1 antagonist that targets Orexin-1 but not Orexin-2, which is targeted in the treatment of insomnia. C4X3256 is a novel, potent and selective oral Orexin-1 antagonist. It has demonstrated excellent preclinical efficacy and tolerability in several preclinical models of addiction.
Dr Clive Dix, CEO of C4X Discovery, said: "C4X Discovery is a pioneer in drug discovery and today's licensing agreement with Indivior, a world-leader in developing and commercialising treatments for addiction, highlights the ability of our drug discovery engine to generate best-in-class small-molecule candidates in high value therapeutic areas. Our goal is to drive returns through early-stage revenue-generating deals with the pharmaceutical industry. This agreement will allow us to accelerate the development of our portfolio to similar successful commercial arrangements and validates our business model."
The C4XD portfolio continues to progress as planned, and a full portfolio update will be given in C4XD's Interim Results in April 2018.
-ENDS-
1 Source: GBI Research 2012

For further information, please contact:

C4X Discovery Holdings plc
Clive Dix, Chief Executive Officer	07801 865 803
Panmure Gordon (UK) Limited (NOMAD and Broker)
Freddy Crossley (Corporate Finance)	020 7886 2500
Tom Salvesen (Corporate Broking)
Consilium Strategic Communications
Mary-Jane Elliott, Chris Gardner, Matthew Neal	0203 709 5700
About C4X Discovery
C4X Discovery aims to become the world's most productive drug discovery engine by exploiting cutting edge technologies to design and create best-in-class small-molecule candidates targeting a range of high value therapeutic areas. The company's goal is to drive returns through early-stage revenue-generating deals with the pharmaceutical industry.
C4X Discovery has a state-of-the-art suite of proprietary technologies across the drug discovery process. The company's innovative DNA-based target identification platform (Taxonomy3®) utilises human genetic datasets to identify novel patient-specific targets leading to greater discovery productivity and increased probability of clinical success. This is complemented by C4XD's novel drug design platform which comprises two innovative chemistry technologies, Conformetrix and Molplex, that combine 4D molecular shape analyses (based on experimental data) with best-in-class computational chemistry. This provides new and unprecedented insight into the behaviour of drug molecules, enabling the production of potent selective compounds faster and more cost effectively than the industry standard.
C4X Discovery is advancing its in-house pipeline in addiction, diabetes and inflammation with a number of new drug candidates identified and further progress made towards the clinic. In selecting new targets C4X Discovery will focus on the high-value disease areas of inflammation and neurodegeneration, and will continue to maximise value from opportunistic areas, for example, immuno-oncology, addiction, and diabetes.
The Company was founded as a spin-out from the University of Manchester. It has a highly experienced management team and Board who have delivered significant value creation within the healthcare sector historically and have enabled C4XD to reach multiple value inflexion points since IPO For additional information please go to www.c4xdiscovery.com.
About Indivior
Indivior is a global specialty pharmaceutical company with a 20-year legacy of leadership in patient advocacy and health policy while providing education on evidence-based treatment models that have revolutionized modern addiction treatment. The name is the fusion of the words individual and endeavour, and the tagline "Focus on you" makes the Company's commitment clear. Indivior is dedicated to transforming addiction from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of opioid dependence treatments, Indivior has a strong pipeline of product candidates designed to both expand on its heritage in this category and address other chronic conditions and co-occurring disorders of addiction, including alcohol use disorder and schizophrenia. Headquartered in the United States in Richmond, VA, Indivior employs more than 900 individuals globally and its portfolio of products is available in over 40 countries worldwide. Visit www.indivior.com to learn more.

SCHEDULE 6
DATA ROOM INDEX
[*** fifteen (15) pages ***]

SCHEDULE 7
MATERIAL AGREEMENTS
[*** three (3) pages ***]